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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

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BEACON POWER CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BEACON POWER CORPORATION
65 Middlesex Road
Tyngsboro, MA 01879

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held June 11, 2009

To the Stockholders of
Beacon Power Corporation:

        We are hereby notifying you that Beacon Power Corporation will be holding its Annual Meeting of Stockholders at our corporate headquarters located at 65 Middlesex Road, Tyngsboro, Massachusetts 01879, on Thursday, June 11, 2009 at 1:00 p.m., local time, for the following purposes:

  (1)
  To elect six members of our Board of Directors for the ensuing year and until each of their successors is duly elected and qualified;

  (2)
  To amend our Sixth Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock of the Company to 400,000,000;

  (3)
  To approve the issuance and sale of shares of common stock to Seaside 88, LP, pursuant to a Common Stock Purchase Agreement between Seaside and us dated February 19, 2009, in an amount greater than 19.9% of our outstanding shares of common stock as of the date of such agreement, for the purpose of complying with Nasdaq Marketplace Rules 5635(b) and 5635(d);

  (4)
  To ratify the selection of Miller Wachman LLP as independent auditors to audit our books and accounts for the fiscal year ending December 31, 2009; and

  (5)
  To transact such other business as may properly come before the meeting or any adjournment thereof.

        Approval of the issuance of Common Stock in excess of the stated amounts (Proposal 3) is expressly conditioned on approval of the amendment to our Certificate of Incorporation to increase our common stock authorized for issuance (Proposal 2). Your vote is important. Whether or not you plan to attend the meeting, please vote as soon as possible. You may vote by mailing a completed proxy card, by telephone, or over the Internet. For specific voting instructions, please refer to the information provided with your proxy card and in this proxy statement.

By Order of the Board of Directors,
Beacon Power Corporation
James M. Spiezio Secretary

May 1, 2009
Tyngsboro, Massachusetts

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement may include statements that are not historical facts and are considered "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Beacon Power Corporation's current views about future events and financial performances. These "forward-looking" statements are identified by the use of terms and phrases such as "believe," "expect," "plan," "anticipate," and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Beacon Power Corporation's expectation. These factors include: a short operating history; a history of losses and anticipated continued losses from operations; a need to raise additional capital combined with a questionable ability to do so, especially in view of the current situation in the financial markets and the evolving global economic crisis; the complexity and other challenges of arranging project financing and resources for one or more frequency regulation power plants, including uncertainty about whether we will be successful in obtaining DOE loan guarantee support for our New York facility; conditions in target markets, including the fact that some ISOs have been slow to comply with the FERC's requirement to update market rules to include new technology such as ours; our ability to obtain site interconnection approval, landlord approvals, or other zoning and construction approvals in a timely manner; limited experience manufacturing commercial products or supplying frequency regulation services on a commercial basis; limited commercial contracts for sales to date; the dependence of revenues on the achievement of product optimization, manufacturing and commercialization milestones; the uncertainty of the political and economic climate, and the different electrical grid characteristics and requirements of any foreign countries into which we hope to sell or operate, including the uncertainty of enforcing contracts, the different market structures, and the potential substantial fluctuation in currency exchange rates in those countries; dependence on third-party suppliers; intense competition from companies with greater financial resources, especially from companies that are already in the frequency regulation market; possible government regulation that would impede the ability to market products or services or affect market size; possible product liability claims and the negative publicity which could result; any failure to protect intellectual property, or any possible infringement of third party patents; retaining key executives and the possible need in the future to hire and retain key executives; and the historical volatility of our stock price, as well as the volatility of the stock price of other companies in the energy sector, especially in view of the current situation in the equity and debt financial markets. Such statements made by us fall within the safe harbors provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These factors are elaborated upon and other factors are described in the section of our Annual Report on Form 10-K titled "Risk Factors Relating to Our Business." We disclaim any obligation to update any forward-looking statements contained herein after the date of this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 11, 2009. Our proxy statement and annual report to security holders for the fiscal year ended December 31, 2008 are available at www.beaconpower.com/proxy/.

If you plan to attend the shareholder meeting in person, please visit our website for directions to our corporate headquarters at 65 Middlesex Road, Tyngsboro, Massachusetts 01879. The website address for directions is www.beaconpower.com/contact/visitingbeacon.htm. You may also contact our investor relations department to obtain directions at (978) 694-9121.

BEACON POWER CORPORATION

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
On June 11, 2009

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Beacon Power Corporation ("we", "us", "Beacon", "our", or the "Company") for use at the Annual Meeting of Stockholders to be held on June 11, 2009 beginning at 1:00 p.m. at our corporate headquarters located at 65 Middlesex Road, Tyngsboro, Massachusetts 01879, and at any adjournment or postponement of that meeting.

Introduction

        We are furnishing you with this Proxy Statement in connection with the solicitation of proxies to be used at the Annual Meeting of Beacon to be held on June 11, 2009 and at any adjournment of the Annual Meeting, for the purposes set forth in the accompanying notice of the meeting. All holders of record of our Common Stock at the close of business on April 24, 2009 will be entitled to vote at this meeting and any adjournments thereof. The stock transfer books have not been closed.

        This Proxy Statement, our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and the accompanying proxy card were mailed to our stockholders on or about May 1, 2009.

Methods of Voting

        You may vote by mail, by telephone, over the Internet or in person at the Annual Meeting.

        Voting by Mail.    By signing and returning the proxy card in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Annual Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the meeting. Please sign and return your proxy card to ensure that all of your shares are voted.

        Voting by Telephone.    To vote by telephone, please follow the instructions included on your proxy card. If you vote by telephone, you do not need to complete and mail your proxy card.

        Voting over the Internet.    To vote over the Internet, please follow the instructions included on your proxy card. If you vote over the Internet, you do not need to complete and mail your proxy card.

        Voting in Person at the Annual Meeting.    If you plan to attend the Annual Meeting and vote in person, we will provide you with a ballot at the meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the Annual Meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the meeting, you will need to bring to the meeting a legal proxy from your broker or other nominee authorizing you to vote such shares.

Solicitation of Proxies

        We are soliciting proxies in the form enclosed on behalf of the Board of Directors. We will vote any such signed proxy, if received in time for the voting and not revoked, at the Annual Meeting according to your directions. We will vote any proxy that fails to specify a choice on any matter to be acted upon FOR the election of each nominee for director and FOR each other proposal to be acted upon. If you submit a signed proxy in the form enclosed, you will have the power to revoke it at any time before we use it by filing a later proxy with us, by attending the Annual Meeting and voting in person, or by notifying us of the revocation in writing addressed to the Secretary of Beacon Power Corporation at 65 Middlesex Road, Tyngsboro, MA 01879.

        We will pay for all expenses of preparing, assembling, printing and mailing the material used in the solicitation of proxies by the Board. Officers and regular Beacon employees may solicit proxies on behalf of the Board by telephone, telegram or personal interview, and we will bear the expenses of such efforts. We also may make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of stock held of record by such persons at our expense. We have retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies for a fee of $8,500 plus reasonable out-of-pocket expenses.

Voting Rights

        As of April 24, 2009, we had 114,490,887 shares of our common stock, $0.01 par value ("Common Stock"), issued and outstanding. You may vote your shares of Beacon Common Stock at the Annual Meeting if you were a stockholder of record as the close of business on April 24, 2009. Each share of Common Stock that you held as of the record date entitles you to one vote on each matter to be voted upon at the Annual Meeting. All holders of Common Stock vote together as one class.

        The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock on the record date is necessary to constitute a quorum to transact business at the Annual Meeting. If a quorum is not present, it is expected that the Annual Meeting will be adjourned or postponed in order to solicit additional proxies. Shares of Common Stock represented at the Annual Meeting but not voted, including shares of Common Stock for which proxies have been received but for which the holders have abstained, will be treated as present at the Annual Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

        Assuming a quorum is established, directors will be elected (under Proposal 1) by a plurality of votes cast. If a vote is withheld regarding the election of directors, such vote will have no effect because the directors receiving a plurality of votes are elected.

        To approve the amendment to the Sixth Amended and Restated Certificate of Incorporation (Proposal 2), stockholders holding more than fifty percent (50%) of our issued and outstanding shares of Common Stock that are entitled to vote must vote FOR such Proposal.

        To approve the issuance of shares of common stock to Seaside 88, LP (Seaside) in excess of amounts that would otherwise be permissible under applicable Nasdaq continued listing rules (Proposal 3), a majority of the shares cast on the Proposal must be voted FOR the Proposal. Shares already issued to Seaside under the Common Stock Purchase Agreement will not be voted on this Proposal. In addition, approval of Proposal 3 is expressly conditioned upon approval of the amendment to our Sixth Amended and Restated Certificate of Incorporation (Proposal 2).

        Approval of Proposal 4, the ratification of auditors, requires the affirmative vote of a majority of shares represented at the meeting.

        If you return your proxy with instructions to abstain from voting on any of the proposals, your shares will be counted for purposes of determining whether a quorum is present at the Annual Meeting and for purposes of determining the total number of votes cast on each proposal described in this Proxy Statement. Other than with respect to the election of directors proposal, an abstention with respect to the other proposals has the legal effect of a vote "AGAINST" the proposal. Brokers and banks holding shares in street name have the authority to vote in favor of all the nominees for director and in favor of ratifying auditors when they have not received contrary instructions from the beneficial owners. However, if your shares are held by your broker in "street name" and you do not vote your shares, your brokerage firm does not have the authority to vote your unvoted shares held by the firm on Proposal 2 or Proposal 3. Since the broker non-votes are not considered cast on the Proposals, they will not have any effect on the outcome of Proposal 3. However, under Delaware law, to determine whether Proposals 2 and 4 have received the necessary number of affirmative votes, broker non-votes, like abstentions will have the same effect as a vote AGAINST Proposals 2 and 4.

No Appraisal Rights

        There are no appraisal rights associated with any of the proposals being considered at the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth, as of April 22, 2009, certain information concerning the ownership of shares of our Common Stock by:

  •
  Each person or group that we know beneficially owns more than five percent of the issued and outstanding shares of common stock

  •
  Each director

  •
  Our Senior Managers; and

  •
  All of our directors and executive officers as a group. Except as otherwise indicated, each person named has sole investment and voting power with respect to his, her or its shares of common stock shown.

Each beneficial owner other than Capital Ventures International, Enable Growth Partners, LP and Seaside 88, LP has an address c/o Beacon Power Corporation, 65 Middlesex Road, Tyngsboro, Massachusetts 01879.

Name and Address of Beneficial Owner	Amount and nature of beneficial ownership(1)	Percent of Class
Stephen P. Adik (2)	290,843	*
F. William Capp (2)	2,647,623	2.3%
Daniel E. Kletter (2)	135,583	*
Matthew L. Lazarewicz (2)	1,260,194	1.1%
Virgil G. Rose (2)	129,650	*
Jack P. Smith (2)	327,149	*
James M. Spiezio (2)	1,199,993	*
Edward A. Weihman (2)	112,984	*
5% Shareholder
Capital Ventures International (3) Heights Capital Management, Inc. One Capitol Place Grand Cayman, Cayman Islands British West Indies	10,648,953	8.5%
Enable Growth Partners, L.P. (4) Enable Capital Management LLC One Ferry Building, Suite 255 San Francisco, CA 94111.	8,600,730	7.5%
Seaside 88, LP (5) 750 Ocean Royale Way, Suite 805 North Palm Beach, FL 33408	7,465,161	6.5%
All directors and executive officers as a group (8 persons)	6,104,019	5.1%

*
Less than 1%.

(1)
The number of shares beneficially owned by each stockholder is determined under rules issued by the Securities and Exchange Commission and includes voting or investment power with respect to those securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after April 22, 2009 through the exercise of any warrant, stock option or other right. The inclusion in this joint proxy statement of these shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares. The number of shares of Beacon common stock outstanding used in calculating the percentage for each listed person includes the shares of Beacon common stock underlying options or restricted stock units held by that person that are exercisable or convertible within 60 days of April 22, 2009, but excludes shares of Beacon common stock underlying options or restricted stock units held by any other person.

(2)
Includes the following shares of the Company's Common Stock which the indicated executive officer or director had the right to acquire within 60 days after April 22, 2009, through the exercise of stock options or restricted stock units: Mr. Adik, 290,843; Mr. Capp, 2,135,045; Mr. Kletter, 135,583; Mr. Lazarewicz, 888,590; Mr. Rose, 129,650; Mr. Smith, 324,149; Mr. Spiezio, 951,062; and Mr. Weihman 112,984.

(3)
Heights Capital Management, Inc., the authorized agent of Capital Ventures International ("CVI"), has discretionary authority to vote and dispose of the shares held by Capital Ventures International and may be deemed to be the beneficial owner of these shares. The address for Heights Capital Management, Inc. is 101 California Street, Suite 3250, San Francisco, CA 94111. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. According to the Schedule 13G filing referenced below, this amount does not include 447,973 shares underlying warrants to purchase Common Stock, which warrants are not exercisable to the extent that the shares then beneficially owned by the reporting persons would exceed 4.99% of our outstanding Common Stock. Information regarding the number of shares of common stock held by CVI is based solely on information contained in a Schedule 13G filed with the SEC jointly with Heights Capital Management, Inc. on February 13, 2009.

(4)
Enable Capital Management, LLC ("ECM") is the general partner and/or investment manager of Enable Growth Partners, L.P. ("EGP") and Mitchell S. Levine ("Levine"), is managing member and majority owner of Enable Capital Management, LLC. ECM and Levine may, therefore, be deemed to beneficially own the Securities owned by EGP and such other investment limited partnerships for the purposes of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, insofar as they may be deemed to have the power to direct the voting or disposition of those securities. Each of ECM and Levine disclaims beneficial ownership as to the securities, except to the extent of his or its pecuniary interests therein. Information regarding the number of shares of common stock held by ECM, EGP and Levine is based solely on information contained in the Schedules 13G each filed with the SEC on February 10, 2009.

(5)
Seaside 88, LP ("Seaside") is a Florida limited partnership for which Seaside 88 Advisors, LLC serves as general partner. William J. Ritger and Denis M. O'Donnell are managing members of the general partner of Seaside. Each may therefore be deemed to beneficially own the shares owned by Seaside for the purposes of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, insofar as they may be deemed to have the power to direct the voting or disposition of those shares. Each disclaims beneficial ownership as to the shares. The number of shares beneficially owned represents the 7,465,161 shares sold to Seaside in February, March and April 2009, and assumes none have been sold since their purchase. The amounts reported in the table do not reflect shares that may be acquired by Seaside in the two monthly closings that are scheduled to occur within 60 days of April 22, 2009, because there are conditions to such closings outside of the control of Beacon and Seaside, and because the number of shares to be issued in such closings is dependent upon the market price at the time of sale and cannot be determined at this time. The maximum number of shares that could be purchased by Seaside during such 60 day period is 10,000,000. If the maximum amount of shares were purchased in the next two monthly closings, Seaside's ownership percentage would be approximately 14.0%.

        Equity Compensation Plan Information.    The following table gives information about equity awards under our stock option plan and employee stock purchase plan, as of December 31, 2008.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
	(a)	(b)	(c)
Equity compensation plans approved by security holders	11,238,470	$1.18	7,478,264
Equity compensation plans not approved by security holders	100,000	$1.18	—

Total	11,338,470	$1.18	7,478,264

        For additional information concerning our equity compensation plans, see discussion in footnotes 2 and 9 to our consolidated financial statements in our Annual Report on Form 10-K filed with the SEC on March 16, 2009 and under the caption "Compensation Discussion and Analysis" in this proxy statement for the Annual Meeting of Stockholders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires our directors and officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock. Directors, officers and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

        To our knowledge, during our fiscal year ended December 31, 2008, all Section 16(a) filing requirements applicable to our directors, officers and ten percent stockholders were satisfied.

 PROPOSAL 1

ELECTION OF DIRECTORS

        Our Board of Directors has nominated the persons named below for election at the 2009 Annual Meeting as directors. The directors who are elected will hold office until their successors shall have been duly elected and qualified as of the 2010 Annual Meeting of stockholders. In accordance with the Delaware General Corporation Law, each nominee for director requires a plurality of the votes of shares present in person or represented by proxy at the Annual Meeting in order to gain election.

        The nominees are members of our present Board of Directors. The nominees for director have consented to being named nominees in this Proxy Statement and have agreed to serve as directors, if elected at the Annual Meeting. The Common Stock represented by proxies will be voted for the election of directors of the nominees unless we receive contrary instructions. If any of the nominees is unwilling or unable to serve, favorable and uninstructed proxies will be voted for a substitute nominee designated by our Board of Directors. If a suitable substitute is not available, our Board of Directors will reduce the number of directors to be elected.

        We encourage our directors to attend each of our Annual Meetings of Stockholders. At our 2008 Annual Meeting of Stockholders, all of our then current directors were present.

        OUR BOARD RECOMMENDS A VOTE "FOR" THE NOMINEES FOR DIRECTOR LISTED BELOW.

F. William Capp, age 60 (director since 2001)

        Mr. Capp has served as our President, Chief Executive Officer and Board member since December 1, 2001 when he joined the Company. Mr. Capp received a Bachelor of Science in Aeronautical Engineering from Purdue University, a Master of Business Administration and a Masters Degree in Mechanical Engineering from the University of Michigan.

Stephen P. Adik, age 65 (director since 2004)
        Audit Committee
        Compensation Committee
        Finance Committee

        Mr. Adik served as Vice Chairman at NiSource Inc. (NYSE: NI), a Fortune 500 electric, natural gas and pipeline company, from December 2000 until his retirement in December 2003. He served on the Board of NiSource from December 2000 to May 2005. He is a member of the Board of Directors and Chairman of the Audit Committee of NorthWestern Corporation, an electric and natural gas company. He is also a member of the Board of Directors of the Chicago South Shore and South Bend Railroad, a regional railroad company and the Dearborn Mid-West Conveyor Company, a supplier of material handling equipment to the automotive and bulk materials industry. Mr. Adik received a Bachelor of Science degree in Mechanical Engineering from the Stevens Institute of Technology, and an MBA degree in Finance from Northwestern University.

Daniel E. Kletter, age 70 (director since October 2006)
        Audit Committee
        Finance Committee
        Nominating and Governance Committee

        Mr. Kletter is an independent consultant with more than 29 years of operating management, acquisition and director experience. From 1999 to 2001 he was with ING-BARINGS/ABN-AMRO, where he was Managing Director in the Industrial Manufacturing and Technology Group. Mr. Kletter serves on the Board of Directors of Power Curbers, Inc. Mr. Kletter received a Bachelor of Science in Mechanical Engineering from the University of Notre Dame, and a Masters Degree in Business Administration from Northwestern University.

Virgil G. Rose, age 63 (director since January 2007)
        Compensation Committee
        Nominating and Governance Committee

        Mr. Rose has been an independent consultant providing advisory services that include working with the United States Department of Energy, California Energy Commission, California ISO, Bonneville Power Authority, National Labs, and numerous west coast utilities since 2004. From 2001 to 2004, Mr. Rose was Senior Vice President and Director of Energy Delivery and Management at Nexant, an international energy industry consulting company. Mr. Rose has 38 years of experience in the electric utility industry in various consulting, engineering, system operation, and management capacities, including 27 years with Pacific Gas & Electric (PG&E), where he served as Senior Vice President of Electric Supply. Mr. Rose received a Bachelor of Science in Electrical Engineering from Fresno State University, a Master of Science in Electrical Engineering from Santa Clara University, and has completed the Advanced Management Program at Harvard University.

Jack P. Smith, age 60 (director since 2001)
        Compensation Committee
        Nominating and Governance Committee

        Mr. Smith is Chairman, Director and co-owner of Silversmith Inc., a producer of natural gas well metering and automated data reporting systems. Mr. Smith co-founded Silversmith Inc. in 2003. Prior to his current engagement with Silversmith, Mr. Smith was President and CEO of Holland Neway International, a leading producer of commercial vehicle suspensions and brake systems. Mr. Smith also serves on the Board of Directors of Bissell Corporation in Grand Rapids, Michigan, SRAM Corporation in Chicago and Weasler Engineering in Wisconsin. He is a Trustee of Grand Valley State University Foundation. Mr. Smith received a Bachelor of Science and Masters Degree in Mechanical Engineering and a Masters Degree in Business Administration from the University of Michigan.

Edward A. Weihman, age 60 (director since 2007)
        Audit Committee
        Finance Committee

        Mr. Weihman is currently President of Kirkwood, Weihman & Co., LLC, a consulting firm serving the oil and gas industry. He was a Managing Director at Dresdner Kleinwort and a predecessor firm, Wasserstein Perella, from 1995 to 2006, where he was engaged in the mergers and acquisitions business for the firm's natural Resources and Utility clients. Mr. Weihman received a Bachelor of Arts degree from Williams College and a Masters Degree in Business Administration from Columbia University.

 CORPORATE GOVERNANCE

Executive Officers

        The names, ages, current positions and principal occupations during the last five years of our current Executive Officers are described below.

Name	Age	Position
F. William Capp	60	President and Chief Executive Officer
Matthew L. Lazarewicz	58	Vice President of Engineering and Chief Technical Officer
James M. Spiezio	61	Vice President of Finance, Chief Financial Officer, Treasurer and Secretary

F. William Capp

        Mr. Capp has served as our President, Chief Executive Officer and member of the Board since December 1, 2001 when he joined the Company. Mr. Capp received his Bachelor of Science in Aeronautical Engineering from Purdue University, a Master of Business Administration and a Master's Degree in Mechanical Engineering from the University of Michigan.

Matthew L. Lazarewicz

        Mr. Lazarewicz has served as our Vice President of Engineering since February 1999, and was named our Chief Technical Officer in September of 2001. Mr. Lazarewicz is a Registered Professional Engineer in the Commonwealth of Massachusetts and received both Bachelor's and Master's Degrees in Mechanical Engineering from the Massachusetts Institute of Technology. Mr. Lazarewicz also completed his Master's Degree in Management at the Massachusetts Institute of Technology Sloan School of Management.

James M. Spiezio

        Mr. Spiezio joined our Company in May 2000. He has served as Vice President of Finance, Chief Financial Officer and Treasurer since July 2000, Secretary since March 2001, and was our Corporate Controller from May 2000 to July 2000. He has over twenty-seven years of diversified manufacturing and financial management experience. Mr. Spiezio is a graduate of the Indiana University School of Business.

Board of Directors' Meetings and Committees

        Meetings.    During the fiscal year ended December 31, 2008, our Board of Directors held 15 meetings. Each director attended more than 75% of the aggregate of (i) the total number of meetings of our Board of Directors held during the period for which he has been a director and (ii) the total number of meetings held by all committees of our Board of Directors on which he served during the period.

        Committees.    Our Board of Directors has established four standing committees: the Audit Committee, the Compensation Committee, Finance Committee and the Nominating and Governance Committee. No member of any of these committees is an employee of Beacon. Effective February 1, 2009, the membership of each committee is listed below.

Audit	Compensation	Nominating and Governance	Finance Committee
Stephen P. Adik, Chair	Jack P. Smith, Chair	Virgil G. Rose, Chair	Daniel E. Kletter, Chair
Edward A. Weihman	Stephen P. Adik	Daniel E. Kletter	Stephen P. Adik
Daniel E. Kletter	Virgil G. Rose	Jack P. Smith	Edward A. Weihman

        Audit Committee.    Under rules of the Nasdaq Stock Market, our Audit Committee must have at least three members, all of whom must be "independent." All members of our Audit Committee qualify as "independent" as defined in the Nasdaq Stock Market and SEC rules. Mr. Adik and Mr. Kletter are each qualified as an Audit Committee Financial Expert, as defined by the SEC. The Audit Committee is appointed by and reports to our Board of Directors. Its responsibilities include, but are not limited to, the appointment, compensation and dismissal of our independent auditors, review of the scope and results of our independent auditors' audit activities, evaluation of the independence of our independent auditors and review of our accounting controls and policies, financial reporting practices and internal audit control procedures and related reports. During the last fiscal year, the Audit Committee held 7 meetings. The Audit Committee's charter can be found on our website at www.beaconpower.com.

        Compensation Committee.    Our Compensation Committee has the authority to set the compensation of our Chief Executive Officer and all other executive officers and has the responsibility to review the design, administration and effectiveness of all programs and policies concerning executive compensation and establishing and reviewing general policies relating to compensation and benefits of employees. The Compensation Committee administers our Third Amended and Restated 1998 Stock Incentive Plan and Employee Stock Purchase Plan. Messrs. Adik, Smith and Rose are non-employee directors who have no interlocking relationships as defined by the SEC, and are all independent pursuant to the rules of the Nasdaq Stock Exchange applicable to members of this committee. The Compensation Committee held 7 meetings during the last fiscal year. The Compensation Committee's charter can be found on our website at www.beaconpower.com.

        Nominating and Governance Committee.    The Nominating and Governance Committee recommends to the Board corporate governance guidelines applicable to the Board and to the Company and oversees the effectiveness of our corporate governance in accordance with those guidelines. The committee also identifies individuals qualified to become Board members, reviews the qualifications of nominee directors and recommends to the Board the director nominees for annual meetings of stockholders and candidates to fill vacancies on the Board. Additionally, the committee recommends to the Board the directors to be appointed to Board committees. A stockholder may nominate a person for election as a director by complying with Section 2.2 of our By-Laws, which provides that advance notice of a nomination must be delivered to us and must contain the name and certain information concerning the nominee and the stockholders who support the nominee's election. A copy of this By-Law provision may be obtained by writing to Beacon Power Corporation, Attn: James M. Spiezio, Secretary, 65 Middlesex Road, Tyngsboro, Massachusetts 01879. Director nominees submitted by our stockholders will be considered on the same terms as other nominees. All members of our Nominating and Governance Committee qualify as "independent" pursuant to the rules of the Nasdaq Stock Market. The Nominating and Governance Committee held 6 meetings during the last fiscal year. The charter for our Nominating and Governance Committee can be found on our web site at www.beaconpower.com.

        Finance Committee.    The Finance Committee is appointed by the Board of Directors (the "Board") to assist the Board in monitoring material financial matters involving: (1) debt undertaken by the Company; (2) equity raised by the Company; (3) terms and conditions related to debt or equity for the Company; (4) payoff of debt by the Company; (5) share splits or retirement of shares by the Company; (6) cash dividends or share dividends issued by the Company; (7) terms and conditions offered by outside resources for debt or equity related transactions; (8) acquisitions and divestures; (9) significant changes in Company ownership; (10) project finance for the Company and/or for affiliates that it may sponsor; and (11) such other matters as are similar or related thereto, or which the Board considers to be necessary or advisable. While the Committee has the responsibilities and powers set forth in its Charter, it is not the duty of the Committee to plan or conduct financial transactions nor does the Committee have any oversight responsibility with respect to the Company's financial reporting. The Finance Committee held 6 meetings during the last fiscal year. The Finance Committee's Charter can be found on our website at www.beaconpower.com.

Director Independence

        There are no family relationships among any of our directors or executive officers. Messrs. Adik, Smith, Kletter, Weihman and Rose, representing a majority of our directors, are independent under the rules of the Nasdaq Stock Market. Our board holds regularly scheduled meetings at which only these independent directors are present.

Limitation of Liability and Indemnification

        Our Certificate of Incorporation limits the liability of our directors, officers and various other parties whom we have requested to serve as directors, officers, trustees or in similar capacities with other entities to us or our stockholders for any liability arising from an action to which such persons are a party by reason of the fact that they were serving Beacon or at our request to the fullest extent permitted by the Delaware General Corporation Law.

        We have entered into indemnification agreements with our directors and Executive Officers. Subject to certain limited exceptions, under these agreements, we will be obligated, to the fullest extent not prohibited by the Delaware General Corporation Law, to indemnify such directors and officers against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were Beacon directors or Executive Officers. We also maintain liability insurance for our directors and Executive Officers in order to limit our exposure to liability for indemnification of our directors and Executive Officers.

Communication with Our Board of Directors

        Our Board of Directors provides a process for our stockholders and other interested parties to send communications directly to our non-employee directors. Any person who desires to contact the non-employee directors may do so by writing to: Board of Directors, c/o Beacon Power Corporation, 65 Middlesex Road, Tyngsboro, Massachusetts 01879.

        Communications received will be forwarded directly to the Chair of the Nominating and Governance Committee. The Chair of the Nominating and Governance Committee will, in his discretion, forward such communications to other directors, members of our management or such other persons as he deems appropriate. The Chair of the Nominating and Governance Committee, or, if appropriate, our management, will respond in a timely manner to any substantive communications from a stockholder or interested party.

        Our Audit Committee also provides a process to send communications directly to the committee about our accounting, internal accounting controls or auditing matters. Any person who desires to contact the Audit Committee regarding such matters may do so by writing to Audit Committee of the

Board of Directors, c/o Beacon Power Corporation, 65 Middlesex Road, Tyngsboro, Massachusetts 01879.

        Communications received by mail will be forwarded directly to the Chair of the Audit Committee. The Chair of the Audit Committee, in his discretion, will forward such communications to other directors, members of our management or such other persons as he deems appropriate. The Chair of the Audit Committee, or, if appropriate, our management, will respond in a timely manner to any substantive communications from a stockholder or an interested party.

AUDIT COMMITTEE REPORT

        The Audit Committee of our Board of Directors is composed of three members and acts under a written charter first adopted and approved by our Board of Directors on October 18, 2000. All members of the Audit Committee are independent directors, as defined by its charter and the rules of the Securities and Exchange Commission and Nasdaq Stock Market.

        In connection with the preparation and filing of our Annual Report on Form 10-K for the year ended December 31, 2008, the Audit Committee (i) reviewed and discussed the audited financial statements with management, (ii) discussed with Miller Wachman LLP, our independent auditors for the fiscal year ending December 31, 2008, the matters required to be discussed by Statement of Auditing Standards 61 (as modified or supplemented) and (iii) received the written disclosures and the letter from Miller Wachman LLP required by applicable requirements of the Public Company Accounting Oversight board regarding Miller Wachman LLP's communications with the audit committee concerning independence, and has discussed the independence of Miller Wachman LLP with such firm. Based on the review and discussions referred to above, among other things, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008.

Submitted by the Audit Committee:
Stephen P. Adik, Chair Daniel E. Kletter Edward A. Weihman

 DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

Executive Summary

        Our executive compensation and benefit program has been designed to encourage our named Executive Officers (CEO, CFO and CTO) to pursue our strategic objectives while effectively managing the risks and challenges inherent in a development stage company transitioning into a commercial company. We created a compensation package that combines short and long-term components through a mix of base salary, bonus and equity compensation, in the proportions we believe are most appropriate to incentivize and reward our Executive Officers for achieving our strategic objectives. Moreover, the program is designed to be competitive with comparable employers and to align management's incentives with the long-term interests of our stockholders. Our compensation-setting process consists of establishing targeted overall compensation for each Executive Officer and then allocating that compensation among fixed and variable elements. At the executive level, we design the incentive compensation to reward company-wide performance, shareholder value creation, and the achievement of specific financial, operational and strategic objectives.

        Our compensation program is a performance-oriented structure exemplified by the elements of compensation that are at risk for our Executive Officers. For example over 58% of our CEO's targeted total compensation in 2008 was variable and based on performance of the Company.

        In 2008 our Executive Officers performance relative to strategic objectives resulted in a 78% payout of the targeted bonus amount. The objectives for 2008 had four primary components: fund raising, improving market rules and tariffs, deployment of flywheel systems and completion of the 25kWh system design. In determining the payout percentage the Committee assessed performance in the key areas as follows:

  •
  On fund raising, the amount of funds raised was below targeted amounts; however in consideration of the difficult equity market conditions, the fact that sufficient funds were raised to support operations was considered a positive performance.

  •
  On market rules and tariffs, 2008 was a very successful year with significant progress in modifying rules and tariffs in each of the ISOs to allow energy storage to compete with conventional generators.

  •
  On deployment of flywheel systems progress was made but deployment was less than desired.

  •
  On completion of the 25kWh systems design, overall the efforts were successful, however, completion was behind the targeted completion dates.

Role of Our Compensation Committee

        Our Compensation Committee approves, administers and interprets our executive compensation policies. Our Compensation Committee is appointed by our Board of Directors, and consists entirely of directors who are "outside directors" for purposes of Section 162(m) of the Internal Revenue Code, "non-employee directors" for purposes of Rule 16b-3 under the Exchange Act and "independent directors" for purposes of the rules of the Nasdaq Stock Market. Our Compensation Committee has three members: Mr. Stephen P. Adik, and Mr. Virgil G. Rose and is chaired by Mr. Jack P. Smith.

        Our Compensation Committee reviews and makes recommendations to our Board of Directors to ensure that our compensation program is consistent with our compensation philosophy and corporate governance guidelines and, subject to the approval of our Board (without the participation of the CEO), establishes the compensation paid or granted to our Executive Officers, which include our CEO,

CFO and CTO. The Compensation Committee also establishes an overall pool of compensation for Senior Management and other employees.

        Messrs. Adik, Smith and Rose are non-employee directors who have no interlocking relationships as defined by the SEC, and are all independent pursuant to the rules of the Nasdaq Stock Market applicable to members of this committee.

Role of Compensation Consultant

        The Compensation Committee generally engages an independent compensation consultant to provide a market perspective on executive compensation matters. Watson Wyatt has served as the Compensation Committee's consultant since 2005. During that time, the Compensation Committee has utilized Watson Wyatt for various activities, including but not limited to peer group development, competitive market analysis, incentive plan design and assistance in pay determination. The Compensation Committee expects to continue to engage an outside advisor in the development of programs and pay setting activities.

Role of our Executive Officers

        The role of the CEO and CFO is to allocate the compensation pool approved by the Compensation Committee among all our other employees and to provide recommendations to the Compensation Committee in regard to any equity compensation to be granted to other employees.

        During the transition from development stage to commercial, we have aligned the compensation structure of all other employees to the same company-wide strategic objectives and performance as the Executive Officers' compensation. As we transition to commercialization, we expect to design the incentive compensation for the employees to reward the achievement of specific operational goals within areas under the control of the relevant employees as well as company-wide performance.

Evolution of our Compensation Strategy

        Our compensation strategy is necessarily tied to our stage of development. Accordingly, the specific direction, emphasis and components of our executive compensation program will continue to evolve in parallel with the evolution of our business strategy. For example, as we transition from development stage to commercial operations with more predictable financial resources, our compensation programs may also evolve, reflecting the changing needs of the business and available resources. Similarly, our goals may be modified to incorporate changing requirements expected of us as a result of regulatory, operational, competitive or other factors. Our Compensation Discussion and Analysis will, in the future, describe these evolutionary changes, if any.

Program Participants

        Our Executive Officers are:

  •
  F. William Capp, Chief Executive Officer (CEO)

  •
  James M. Spiezio, Chief Financial Officer (CFO)

  •
  Matthew L. Lazarewicz, Chief Technical Officer (CTO)

Development of a Formal Compensation Program

        Our Compensation Committee has taken the following steps to ensure that our compensation and benefit programs for Executive Officers are consistent with our compensation philosophy and our corporate governance guidelines:

  •
  Beginning in 2005, engaged and directed Watson Wyatt, as our independent executive compensation and benefits consultant, to assess the competitiveness of our compensation program, and provide a high-level review of our long-term incentive plan

  •
  With the assistance of ongoing input from Watson Wyatt, we have developed appropriate compensation packages by targeting a competitive level of pay as measured against our peer group described below

  •
  We have maintained a practice of reviewing the performance and determining the total compensation earned, paid or awarded to our Chief Executive Officer independent of input from him

  •
  We have developed compensation guidelines for our Chief Financial Officer and Chief Technical Officer with assistance from our Chief Executive Officer, and determined what we believe to be appropriate total compensation based on competitive levels as measured against our peer group

  •
  We have maintained the practice of holding executive sessions, without executive officers present, at every Compensation Committee meeting; and

  •
  For the remainder of the team the Compensation Committee and Executive Officers review the compensation program to insure consistency with our compensation philosophy and governance guidelines.

        Based on these efforts and examinations, the Compensation Committee developed a compensation program intended to be in place for the next several years and continues to monitor this program to insure its effectiveness.

Market Referencing

        To test the competitiveness of our compensation program, Watson Wyatt was engaged to compare our compensation practices and levels to a group of specific peer companies, representative of companies of similar size and industry. As our company continues to grow, Watson Wyatt analyzes and updates the compensation benchmarking peer group where appropriate. The recommended changes, if any, in the peer group is then presented to the Compensation Committee for approval. In late 2007, Watson Wyatt helped us to select a comparison group for 2008 compensation decisions. In selecting the peer comparison group, the following criteria were used:

  •
  Publicly-traded companies subject to disclosure requirements governed by the SEC

  •
  Companies that operate in the capital goods sectors or select companies in the Jeffries Clean Technology index

  •
  Companies that are similar in size to the company:

  •
  Market capitalization—generally within a range of .5X - 2.5X of our own

  •
  Revenue—within a range of $0 to $50 million

  •
  Companies that are generally in a similar business stage

        Using the above screening criteria, the 2008 peer comparison group was determined to have the following 11 companies:

  •
  Active Power Inc.

  •
  Akeena Solar Inc.

  •
  Ascent Solar Technologies

  •
  Capstone Turbine Corporation

  •
  Daystar Technologies Inc.

  •
  Evergreen Energy Inc.

  •
  Hoku Scientific Inc.

  •
  Ocean Power Technologies Inc.

  •
  Satcon Technology Corporation

  •
  Spire Corporation

  •
  UQM Technologies, Inc.

        A majority of the above companies operate in our assigned sub-sector, electrical equipment, and compete against each other for executive talent.

        With the assistance of Watson Wyatt, we compared the following aspects of our compensation program to those of our peer group members:

Study	Overview	Purpose
Current Landscape	Summarizes current programs and trends in the marketplace	Provide an overview of the current compensation environment, competitive market practices and emerging trends
Total Direct Compensation	Competitive assessment of all compensation including base salaries, annual incentives and the fair value of long-term incentives	Determines whether compensation opportunities were competitive with market levels and are delivering an appropriate mix of pay, both fixed and variable
Usage, Dilution & Plan Expense	Usage: Number of shares and options being granted as a percentage of shares outstanding Dilution: Number of shares currently outstanding and available for grant in the current equity program	Considered the relative competitiveness, from a share number perspective, that the equity program has offered historically and the resulting potential shareholder dilution

        In 2006, the committee made the decision to shift a portion of short-term incentive opportunity to long-term incentives to appropriately balance near term operational goals with longer term shareholder value creation. Specifically, we reduced each Executive Officer's short-term incentive targets and introduced a portfolio approach to delivering long-term incentives, comprised of stock options, restricted stock units (RSUs) and performance stock units (PSUs). The structure developed as a result of those analyses and subsequent discussions serves as the foundation for our executive compensation program going forward. Based on our most recent analysis in 2007, we believe it was appropriate to maintain this compensation structure for 2008.

        We intend to continue our strategy of providing competitive compensation opportunity to our Executive Officers, through programs that emphasize performance-based incentive compensation in the form of cash and equity. To that end, total executive compensation is structured to ensure that, due to the nature of our business, there is an equal focus on our financial performance and stockholder return. For 2008, we targeted total compensation opportunity levels to our Executive Officers generally between the 50th and 60th percentiles of our peer group. We believe that the positioning of our Executive Officer compensation was consistent with our financial performance, the individual performance of each of our executives and the interests of our stockholders. We also believe that the total compensation was reasonable in the aggregate. Further, in light of our compensation philosophy, we believe that the total compensation package for our Executive Officers should continue to consist of base salary, annual cash incentive awards (bonuses), long-term equity-based incentive compensation, and certain other benefits.

        The competitive posture of our total annual direct compensation will vary from year to year based on our results and individual performance versus the performance of the peer group companies and their respective level of annual performance bonus awards made to their executives.

Components of Compensation Program

        Our performance-driven compensation program has both short-term and long-term components. Our Executive Officers' compensation is defined in the Executive Agreements (which are further detailed in the section titled "Executive Officer Employment Agreements" below.) All of our other employees are employees at will. However, all of our employees participate in the compensation programs as noted below.

Current Compensation Components

        We utilize current compensation components that include base salary and cash bonuses to motivate and reward our employees, including our Executive Officers, in accordance with our defined objectives. Our Compensation Committee has established this program to set and refine management objectives and to measure performance against those objectives. The Compensation Committee reviews its conclusions on short term compensation with the Board (without the participation of the CEO), and once a consensus is reached, the short term compensation decisions are presented to the Executive Officers.

Base Salary

        Base salary will typically be used to reward the experience, skills, knowledge and responsibilities required of each of our Executive Officers, as well as competitive market conditions. In establishing the 2008 base salaries for other employees, our Compensation Committee considered the proposals made by the Executive Officers and the recommendations made by Watson Wyatt, who were retained to do an update of their findings for executive officers from the prior year. The factors considered in determining salary and annual increases to salary, which are adjusted effective January 1 of each year, were:

  •
  Seniority

  •
  Functional role

  •
  Level of responsibility

  •
  Performance and accomplishments

  •
  Comparisons against market benchmarks described earlier in this discussion

  •
  Trends in compensation for the geographic region

  •
  Professional effectiveness including leadership, commitment, creativity and team building

  •
  Knowledge, skills, attitude and focus

  •
  Competitive market for corresponding positions within comparable geographic areas and industries

        Using the same criteria outlined above, our Compensation Committee works directly with its independent compensation consultant to determine the compensation recommendations that our Compensation Committee makes to our Board of Directors regarding specific compensation actions for the Executive Officers. Executive Officers' base salaries changes in 2008 were as follows:

Executive Officer	2007 Base Salary	2008 Base Salary	% Increase
F. William Capp	$257,500	$296,125	15.0%
James M. Spiezio	202,705	210,813	4.0%
Matthew L. Lazarewicz	182,000	189,280	4.0%

        The Compensation Committee evaluates each Executive Officer's base salary in terms of his individual performance and his relative percentile performance to the peer group. The 2008 base salary increases for the CFO and CTO reflect comparable performance to expectations and base salaries being in line with the committee's guidelines relative to the peer group. In the case of the CEO, the base salary increase was higher than the other Executive Officers to bring base salary in line with the committee's guidelines relative to the peer group (as 2007 base salary was below the peer 25th percentile).

Annual Incentives

Performance Bonus

Overview of Performance Bonus Program

        Awards under the program are based on a quantitative and qualitative review of all of the facts and circumstances related to the Company and each executive's or employee's performance. An Executive Officer may receive awards from zero to 100% of his target bonus based on the review of results. Additional awards of up to 50% of the potential bonus may be awarded for performance at levels above targeted goals and objectives or improvement in the timing of achieving certain results. The criteria for these potential additions to the bonus are clearly defined as part of establishing the potential bonus structure each year.

        On an individual level, the Compensation Committee attempts to set clearly defined goals for each Executive Officer, focusing on the categories mentioned below, with an emphasis on quantifiable and achievable goals. Once the defined goals have been identified, the Compensation Committee engages in a collaborative process with the Executive Officers to reach agreement on the following aspects of the short term goals:

  •
  Agreement that the goals formulated are viewed by the Executive Officers as the correct drivers for the business from their perspectives

  •
  Consistency of these goals with our short and long term strategies

  •
  Timing, measurability and relative values that should be ascribed to each goal; and

  •
  Agreement that the goals are difficult yet realistically attainable.

        The Compensation Committee sees this process both as the optimal means of assembling accurate information regarding the expectation and realization of performance, as well as an integral part of our culture of collaborative, team-oriented management.

Discretionary Bonus

        Additional discretionary awards of up to approximately 35% of the potential bonus may be awarded for performance to targets that emerge subsequent to the establishment of the year's bonus program or other achievements not previously identified, or performance to existing targets that is greater or more timely than the target.

        The Compensation Committee evaluates each Executive Officer as well as our other key employees once each year based on the achievement of set goals. This review is typically done during the first quarter of the year. We review final results for the year versus pre-determined objectives and begin discussions regarding performance objectives for the current fiscal year. Performance bonuses, at the discretion of the Compensation Committee, may be awarded in the form of cash or RSUs and equity-based awards.

        Total compensation for our Executive Officer may vary significantly from year to year, based on the percentage of achievement of goals. In addition, the value of equity awards in either RSUs or stock options may vary significantly in value based on the performance of our stock's price.

2008 Performance Bonus and Resulting Bonus Payout

        Our business strategy is to become a leader in providing frequency regulation services to the electrical grid. We intend to build our service business through our internal research efforts, our use of proprietary technologies, expansion of manufacturing capabilities and our deployment of facilities dedicated to providing economically-viable frequency regulation services to the electrical grid. In order to accomplish these goals, we will need to expand manufacturing capabilities, acquire appropriate locations for installation of our flywheel systems and raise additional financing. We must also focus on continually strengthening our management and technical teams, in order to provide the human resources necessary to carry out our business objectives.

        In 2008, we made progress in executing our strategic plan. For 2008, the target performance goals and results were as follows:

Description of Goal	Potential Value (% of Bonus Award)*	Value Awarded Based on Achievement (% of Bonus Award)	Comment on Results
25kWh Flywheel Development: metrics relate to progress on cost reduction, and having production tooling and equipment in place to meet production goals.	20	10	Goals related to cost reduction partially achieved. Goals related to having production tooling and equipment in place met.
Deployment of units and payment for services: metrics relate to having a specified number of units operational and producing revenue by specified dates, as well as making progress having additional sites ready to install additional MW of service.	30	23	Goals partially achieved. Manufacturing of initial units completed, but later than initially planned. 1 MW system is operational and began earning revenue under the ISO-NE Pilot Program during Q4 2008. Goals met related to progress at additional sites (beyond Tyngsboro).
Funding: metrics relate to completion of the DOE loan application, DOE loan guarantee award, and obtaining new equity or debt financing other than the DOE loan.	25	15	Goals partially met.
Market Access: metrics relate to efforts to obtain favorable market rules in the various ISOs, establishment of the New England Pilot Program, development of marketing materials, and exploring markets outside of the United States.	15	20	The Board awarded additional points in this category because we exceeded our goals.
Government Contracts/Other: metrics relate to maintaining investor awareness, resolution of outstanding litigation, safety, and progress on the completion of existing contracts.	5	5	Goals achieved.
New Revenue: metrics relate to achievement of new contracts from State or Federal agencies and closing on the Mass Development loan.	5	5	We have been notified of two new awards for which documents were pending at year end. Goals relating to the Mass Development loan achieved.

Target Bonus: Note that additional points could be earned in most categories for exceeding certain goals.	100	78

Stretch Goals: Additional bonus amounts could be awarded for exceeding certain targets relating to fundraising and other revenue-related contracts.	35	0	Not met. Contract offered, but judged not attractive.

Maximum Bonus:	135	78

        Based on these goals and the resulting attainment, each Executive Officer was judged to have achieved 78% of his goals. Accordingly, for our Executive Officers, the Target and actual bonuses paid in February 2009 for our 2008 Performance Plan were as follows:

Name	2008 Base Salary	Bonus Potential as a % Salary	2008 Target Bonus Potential	Bonus Percent Awarded (as a % of Target)	Bonus Amount Earned
F. William Capp	$296,125	50.0%	$148,063	78.0%	$115,489
James M. Spiezio	210,813	35.0%	73,785	78.0%	57,552
Matthew L. Lazarewicz	189,280	35.0%	66,248	78.0%	51,673

        The bonus potential as a percent of salary was defined in the Executive Officers' Employment Agreements with the Company. These agreements are further described below.

        The Compensation Committee is working with the Executives to set targets for 2009.

Long-term Compensation

        At present, our long-term compensation for Executive Officers consists of a combination of common stock options and RSUs, all with a three year vesting period, and performance stock units (PSUs) tied to achieving specific longer term objectives. We believe this strategy of utilizing a combination of options, RSUs and PSUs is appropriate for aligning the interests of our Executive Officers with those of our stockholders over the long-term, focuses on attaining key operational milestones, and provides an effective retention feature. All Options, RSUs and PSUs are granted under our Third Amended and Restated 1998 Stock Incentive Plan. Details as to the valuation of these grants are included in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on March 16, 2009, and are incorporated here by reference. Equity grant practices, including recent changes, are detailed in a subsequent section of this discussion. Our practice is to grant stock options and RSUs on an annual basis at the time of annual performance review. The typical target expected value of the annual long term incentive grant is 100% of base salary for the CEO and 55% of base salary for the CFO and CTO. PSUs were granted in 2006 as a special grant to motivate the executives to achieve specific long-term financial objectives.

Common Stock Option Grants

        Our common stock option grants are designed to align our executives' performance objectives with the interests of our stockholders. We believe that these options provide an important component of executive compensation which is fully aligned with our shareholder's interests whereby the impact of any business setbacks, whether Company-specific or industry based, achievement of objectives or other performance matters impacts the Executive Officers as well as shareholders directly. Our Compensation Committee also grants options to key employees based on this same rationale which enables these key employees to participate in the long term appreciation of our stockholder value. In addition, all new permanent, full-time employees are granted options when they join the Company. We further believe that our option grants provide a means to assist in the retention of key employees, inasmuch as they are in almost all cases subject to vesting over an extended period of time.

        We analyze the following external market comparisons when we set the number of options or RSUs to be granted to each executive. On an individual basis, we compare:

  •
  The fair value of the grants using a Black-Scholes valuation for equity awards that is consistent with SFAS 123(R)

  •
  The number of common stock options and RSUs granted by position; and

  •
  The competitive level of our equity-based compensation practices versus the market, including levels, share usage levels, dilution and overall equity plan expense.

        In 2008, options vesting over three years granted to our Executive Officers pursuant to the Executive Agreements were as follows: Mr. Capp, 291,279 options; Mr. Spiezio, 114,098 options; and Mr. Lazarewicz, 102,426 options. These options had exercise prices based on the stock closing price on the date of grant, which was $1.25.

        We have used the Black-Scholes valuation model in determining the number of options or RSUs to be granted our executives as well as the remainder of the Company's employees. In light of the volatile stock market, the Compensation Committee is evaluating whether the Black Scholes model is the best method to use to calculate grant size going forward. Accordingly, the committee has engaged its compensation consultant, Watson Wyatt, to review and possibly restructure our incentive stock compensation arrangements for our Executive Officers.

Restricted Stock Unit Grants

        RSUs were granted to our Executive Officers pursuant to the Executive Agreements. Our issuance of RSUs is a further effort to align management's performance objectives with the interest of shareholders by having the same attributes as our vesting stock options with the additional alignment of each Executive Officer owning actual shares. These RSUs vest quarterly over a three year period, and are generally converted to common stock on the vesting dates. The numbers of RSUs issued to each of the Executive Officers based upon the 2008 Executive Agreements were as follows: Mr. Capp, 32,350 units, Mr. Spiezio, 12,678 units; and Mr. Lazarewicz, 11,366 units. The compensation value of these RSUs was calculated using the stock closing price on the date of grant, which was $1.25.

        The charts below show long term incentive (LTI) grants as a percentage of base salary for 2008:

Name	2008 Base Salary	Fair Value of Options Granted	Value of RSUs Granted	Total LTI	LTI as % Base Salary
F. William Capp	$296,125	$224,285	$40,438	$264,723	89%
James M. Spiezio	210,813	87,855	15,848	103,703	49%
Matthew L. Lazarewicz	189,280	78,868	14,208	93,076	49%

Performance Stock Unit Grants

        Our Performance Stock Units (PSUs) are also designed to align management's performance objectives to shareholder interest by providing stock grants that cliff-vest upon achievement of specific longer term objectives of interest to our investors.

        The Executive Officers were granted PSUs as part of the Executive Agreements in 2006 to incentivize the Executive team to maintain a sustained drive and focus on moving the development-stage company successfully into production. The PSUs were structured to provide Mr. Capp with potential awards valued at $1,000,000 and Mr. Spiezio and Mr. Lazarewicz with awards valued at $500,000 each, where the unit price used to calculate the number of units was based on the average of the high and the low stock price on the date of grant, $1.58. This equates to a potential award of 632,911 shares to Mr. Capp and 316,456 shares each to Mr. Spiezio and Mr. Lazarewicz. There were no additional PSUs granted in 2007 or 2008.

        The 2006 PSUs cliff vest only upon achievement of certain conditions:

  a.
  Achievement of the following Adjusted EBITDA goals for either of the fiscal years ending in 2009 or 2010. (Adjusted EBITDA is defined as net earnings before Interest, Taxes,

    Depreciation, Amortization and Stock Compensation Expense.) We believed that a multiplier of EBITDA has a direct correlation with common stock valuations and that achieving the EBITDA goals would maximize shareholder value in the 2009 - 2010 timeframe.

    The scale for potential awards was set as follows:

Size of Adjusted EBITDA:	Number of RSUs in the Actual Award
Under $2,000,000	No Award
$2,000,000	50% of the Potential Award
$2,000,000 to $4,000,000	(Potential Award X Adjusted EBITDA)/4,000,000
Over $4,000,000	100% of the Potential Award
  b.
  In addition to achieving the above listed Adjusted EBITDA goals, the Company must have received a signed, unqualified opinion (without a going concern limitation) in regards to our audit of the fiscal year ending in 2009 or 2010 that the achievement of the Adjusted EBIDTA targets are recognized.

  c.
  In addition, the executive must be our employee at all times through the last day of whichever of the two fiscal years the other conditions have been satisfied.

        Based on our current business plan as of December 2008, which slows the deployment of frequency regulation installations due primarily to the tightening of credit markets, our executive management does not believe that it is probable that the award will be earned. Accordingly, the cumulative compensation expense recorded as of December 31, 2008 was reversed during that period, and consequently is also included as a credit amount in the Stock Award portion of the Summary Compensation Table.

        The Compensation Committee believes that it is important to align management's performance with the objectives of shareholder interest by providing stock grants that cliff-vest upon achievement of specific longer term performance objectives of interest to our investors. Hence, the Committee is now evaluating the Company's business plan in the context of the financing and capital markets, and plans to establish revised long-term performance objectives for the executives which may be coupled with the grant during 2009 of new performance-based equity which are expected to cliff vest upon achievement of certain performance conditions.

Equity Grant Practices

        During 2008, our Board granted common stock options, RSUs and PSUs based upon the recommendations of our Compensation Committee and the Executive Agreements. These grants to Executive Officers were generally made during regularly scheduled meetings of the Board of Directors. Mr. Capp and Mr. Spiezio have been authorized by the Board of Directors to issue common stock option grants to individuals being hired and promoted, within certain limits which have been predetermined by the Board, based upon job title/function.

        The Board of Directors takes into account a wide variety of factors when determining the timing of specific grants, including the pricing of our most recently completed equity financing; the status of additional equity or debt transactions; the status of our various research and development activities; the quality and growth of our management team; and specific and general market comparables.

        In addition to the options granted to the Executive Officers, our policy has been to grant common stock options to all full-time permanent new hires at the time of employment; however the number of options varies depending on the position and experience of the new hire. Further, options or RSUs may be granted to employees as part of the annual compensation review. Typically, options granted vest quarterly over a three year period.

Watson Wyatt Analysis of Pay Mix

        According to Watson Wyatt's 2007 analysis, we delivered a higher portion of pay to the CEO via long-term incentive compensation relative to annual compensation as compared to the peer group. This is common for development-stage companies, which typically focus more on LTI as opposed to cash compensation. In 2008, we reduced the amount of LTI granted to executives, and LTI as a percentage of pay mix also decreased. The charts below compare Mr. Capp's 2008 compensation pay mix to that of peer CEO's in 2007, reflecting the peer data available at the time of the study:

        The CFO and CTO have similarly-designed LTI packages, whereas the market typically differentiates pay for the two executives. Generally, CTOs of development stage companies have higher variances in their LTI packages than do CFO's, as is reflected in the peer market data. In 2008 we reduced the amount of LTI granted to executives, and LTI as a percentage of pay mix also decreased. The charts below compare Mssrs. Spiezio and Lazarewicz's 2008 pay mix percentages to those of the respective peer groups in 2007, again reflecting the peer data available at the time of the study.

        In total, we believe that our executives' pay mix reflect a significant percentage of pay at risk.

Executive Officer Employment Agreements

        On February 12, 2008, we entered into employment agreements with our Executive Officers, commencing on the date of the agreement and continuing until March 31, 2009, unless renewed or terminated. New employment agreements were entered into on April 1, 2009, which will continue until March 31, 2010. Additional agreements providing for long term incentive compensation consisting of vesting-based Restricted Stock Units (RSUs) and stock options were also dated February 12, 2008. The terms of these agreements were similar to those of the Executive Officer agreements dated May 8, 2006 and March 2, 2007. However, in contrast, there were no 2007 or 2008 counterparts of the performance-based RSU agreements that were signed in 2006. The terms of the long term compensation are discussed further below.

        These agreements, in total, will be referred to as the "Executive Agreements." In addition to the Base Salary and Targeted Bonus amounts (discussed above under "Current Compensation" section), the Executive Agreements specified other benefits, such as vacation time and fringe benefits. The fringe benefits include those available to our other employees, such as group health and dental insurance, life insurance, group long and short-term disability insurance, 401(k) plan, and stock plan participation. In addition, each Executive Officer is entitled to reimbursement for an executive physical every other year (not to exceed $1,000 for each such physical), as well as an additional life insurance policy over and above the insurance plan provided to all employees. Further, in the event that the Executive Officer becomes disabled and receives disability insurance payments that are less than his monthly base salary, we will pay him the difference between his normal base salary and the insurance payment, for the duration of his employment. These agreements also contain certain provisions related to severance and change of control, which are discussed further in the section titled, "Potential Payments upon Termination or Change in Control." We believe these benefits are consistent with those offered by other companies.

        We do not have a supplemental retirement plan or any form of executive retirement plan.

        Some additional provisions of the Executive Agreements include the following:

  •
  Golden Parachute Payment Excise Tax Protection.  In the event that the excise tax imposed by Section 4999 of the IRS code of 1986 (or any successor penalty or excise tax subsequently imposed by law) applies to any payments or benefits specifically paid or conferred under the Executive Agreement, we will pay an additional amount to the executive equal to the amount of the excise tax, up to a maximum of $500,000 in regards to salary, vacation, and bonus; up to a maximum of $250,000 in regards to stock options or non-performance-based RSUs; and up to a maximum of $500,000 in regards to the PSUs granted per the Executive Agreements.

  •
  Other Provisions.  The Executive Officers do not have the right to vote any shares of common stock that may be acquired through conversion of RSUs or options or receive any dividends attributed to such shares unless and until the common stock issuable upon conversion of the RSU or exercise of the option has been so issued. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off, or other similar change in capitalization or event, or any distribution to holders of common stock other than a normal cash dividend, the number and class of securities each RSU and the number of shares underlying the option shall be convertible into under the Agreement will be appropriately adjusted by the Company.

  •
  The Executive Officer is required to pay us or make provision satisfactory to us for payment of any taxes required to be withheld in connection with the Agreement. No shares of common stock will be issued pursuant to the exercise of the option unless the Executive Officer pays us or makes satisfactory provision for payment of any federal, state, or local withholding takes required by law with respect to the option.

REPORT OF THE COMPENSATION COMMITTEE

        We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. We have reviewed the incentive plans for the executive officers to ensure that these incentives do not provide the executives with incentives that require actions that represent excess risks that would not be in the best interest of our shareholders. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

        The following report is provided by the following directors, who constitute the Compensation Committee:

Submitted by the Compensation Committee:
Jack P. Smith, Chairman Virgil Rose Stephen Adik

        Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings including this Proxy Statement, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.

        Set forth below is information regarding compensation earned by or paid or awarded to our Senior Managers during the year ended December 31, 2008:

Summary Compensation Table

        The following table(s) sets forth the total compensation paid in the year ended December 31, 2008 to our three officers, F. William Capp, our Principal Executive Officer; James M. Spiezio, our Principal Financial Officer; and Matthew Lazarewicz, our Chief Technology Officer.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Comp. ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)(8)
Principal Executive Officer	2008	$298,551	$—	$(688,485)	$213,854	$115,489	$—	$30,425	$(30,166)

F. William Capp	2007	258,491	—	305,428	198,665	103,000	—	5,942	871,526

	2006	250,000	—	532,099	84,694	37,500	—	7,300	911,593
Principal Finance Officer	2008	212,466	—	(347,970)	86,317	57,552	—	20,218	28,583

James M. Spiezio	2007	203,485	—	150,490	85,777	56,757	—	20,635	517,144

	2006	195,002	—	253,980	36,334	20,475	—	21,726	527,517
Chief Technology Officer	2008	190,764	—	(349,564)	77,593	51,673	—	14,201	(15,333)

Matthew L. Lazarewicz	2007	182,700	—	149,115	77,512	50,960	—	9,490	469,777

	2006	178,500	—	240,302	33,259	18,743	—	11,081	481,885
(1)
Salaries are reported on the accrual basis.

(2)
Cash bonuses to the Executive Officers were made under our Incentive Compensation Plan, and thus are reported in the column titled, "Non-Equity Incentive Plan Compensation." No bonuses were made to the Executive Officers outside of this plan.

(3)
For 2006, stock includes the SFAS 123(R) fair value of the RSU's granted to employees in lieu of 2005 cash bonuses based upon the 2005 Incentive Compensation plan, since these were granted (approved by the Board of Directors) during 2006. Note that the amount related to the RSU's granted in lieu of 2005 bonuses had been accrued at the end of 2005, and had been reported as "Bonus" in the 2005 Summary Compensation Table that was included in our Annual Report on Form 10-K/A for 2005 which was filed with the SEC on May 1, 2006.

  For both 2006 and 2007, the stock awards also include the vested or earned portion of the fair value of the RSUs granted to the Executive Officers in 2006 and 2007 and the PSUs which will become payable in 2009 or 2010 if certain performance goals are met. These performance goals relate to the achievement of certain Adjusted EBITDA (defined as net earnings before Interest, Taxes, Depreciation, Amortization and Stock Compensation expense) targets for the fiscal years ending in 2009 or 2010, the receipt of an unqualified audit opinion without a going concern limitation for the specified year, and continuation of employment until the other conditions are satisfied. No award is available for Adjusted EBITDA less than $2 million. To receive the full award, Adjusted EBITDA in excess of $4 million is required. If Adjusted EBITDA is between $2 million and $4 million, the award will be prorated. For 2008, stock awards shown are negative because management determined that it is no longer probable that the performance conditions for the PSUs will be met, and we reversed the stock compensation expense that had been recorded for that grant. This credit was partially offset by the vested or earned portion of the fair value of the RSUs granted to the Executive Officers in 2006, 2007 and 2008. See the Consolidated Financial Statements, in particular Note 9, as well as the Compensation Discussion and Analysis, for a discussion of these plans. The details of the amounts shown in the "Stock Awards" column is as follows:

Name and Principal Position	Year	RSUs in Lieu of 2005 Bonus	RSUs per Officer Comp Agreement	Performance- Based RSUs	Total Stock Awards
Principal Executive Officer	2008	$—	$38,788	$(727,273)	$(688,485)

F. William Capp	2007	—	32,701	272,727	305,428

	2006	326,141	24,140	181,818	532,099
Principal Finance Officer	2008	—	15,666	(363,636)	(347,970)

James M. Spiezio	2007	—	14,126	136,364	150,490

	2006	152,714	10,357	90,909	253,980
Chief Technology Officer	2008	—	14,072	(363,636)	(349,564)

Matthew L. Lazarewicz	2007	—	12,751	136,364	149,115

	2006	139,913	9,480	90,909	240,302
(4)
Options include the SFAS 123(R) "fair value" related to the vested portion of the options granted. See the Consolidated Financial Statements, in particular Note 9, for a discussion of the assumptions made in the valuation of these options, as well as Management's Discussion and Analysis, both of which are incorporated here by reference. Note, however, that although the stock compensation for options recorded in our financial statements is calculated, per the requirements of SFAS 123(R), using management's estimate of forfeitures, the amounts included in these Executive Compensation tables is a gross amount that does not take into consideration the expected forfeiture rate (as required by the SEC).

(5)
The amounts shown as "Non-Equity Incentive Plan Compensation" represent the actual bonuses earned per the 2006, 2007 and 2008 Incentive Bonus Plans. These bonuses were paid in March 2007, February 2008 and February 2009, respectively. See details of the incentive bonus plan structure in the Compensation Discussion and Analysis.

(6)
All of our employees, including our Executive Officers, are eligible to participate in our qualified deferred-contribution plan (401(k)). There are no additional executive retirement plans.

(7)
The amounts shown in the "All Other Compensation" column consist of the following:

Name and Principal Position	Year	Officer Life Insurance Premium (a)	Company Contributions to 401(k) Plan (b)	Health Insurance Premiums for Plan Not Generally Available to Employees (c)	Mileage Reimbursement (d)	Other Reimbursement (e)	Total—All Other Compensation
	2008	$6,125	$6,900	$—	$16,400	$1,000	$30,425

F. William Capp	2007	—	5,942	—	—	—	5,942

	2006	2,953	—	4,347	—	—	7,300
	2008	13,894	6,324	—	—	—	20,218

James M. Spiezio	2007	13,940	6,695	—	—	—	20,635

	2006	15,876	5,850	—	—	—	21,726
	2008	3,847	5,679	—	4,675	—	14,201

Matthew L. Lazarewicz	2007	3,861	5,629	—	—	—	9,490

	2006	5,726	5,355	—	—	—	11,081
  (a)
  Represents the cost of life insurance coverage which is provided to the Executive Officers for which we are not the beneficiary.

  (b)
  We match 50% of the amount our plan participants contribute to our qualified defined contribution (401(k)) plan. The maximum contribution is 3% of salary. The amounts shown represent the company matching contributions for the individuals choosing to participate in the plan.

  (c)
  All full-time employees are eligible to participate in our health insurance plans, for which we pay a substantial portion of the premium and the employees pay the remainder. In 2006, two plans were available for eligible employees living in the State of Massachusetts, and a third plan was available for out-of-state residents. This third plan provided expanded geographical coverage, but is more costly. Mr. Capp chose to participate in this plan, although he did not meet the geographical requirements imposed on the general workforce. Accordingly, the net incremental annual premium cost is included here as a perquisite. In 2007 and 2008, other Massachusetts-based employees were allowed to participate in the third plan; therefore, it is no longer considered a perquisite.

  (d)
  In January 2008, we relocated our offices and manufacturing facility from Wilmington, Massachusetts to Tyngsboro, Massachusetts. As a result of the move, a significant percentage of our work force had longer daily commutes to and from work. To compensate the employees for the additional commuting cost and as an incentive not to leave the Company, the Board authorized management to pay affected employees a mileage differential. This mileage differential is paid each quarter over a three-year period, and is calculated based upon the incremental number of commuter miles, times the IRS mileage rate, times the number of work days per quarter (which has been determined to be 60 days.) Affected employees who relocate their personal residence nearer the Tyngsboro facility are eligible for a one-time payout of the mileage compensation remaining through the end of the program (which is December 31, 2010). Mr. Capp and Mr. Lazarewicz are both eligible for this mileage reimbursement program. In addition, during 2008, Mr. Capp relocated his residence, and so received the one-time payout noted above.

  (e)
  Represents reimbursement of the cost of an executive physical to which the officers are entitled every other year under the terms of the Executive Agreement.

(8)
Without giving effect to the reversal of compensation expense recognized in connection with PSU awards discussed in footnote (2) above, the total compensation of Messrs. Capp, Spiezio and Lazarewicz would have been reported for 2008 as $697,107, $392,219 and $348,303, respectively. We are presenting compensation information for Mr. Lazarewicz in this table even though such information is not required under applicable SEC rules for 2008 as a result of the effect of such expense reversals.

 Grants of Plan-Based Awards

        The following table shows all grants made to our Officers during the year ended December 31, 2008:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date (Approval Date)	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Market Price on Grant Date	Grant Date Fair Value of Stock and Option Awards
	2/14/2008				32,350				$40,438

F. William Capp	2/14/2008	$—	$148,063	$199,885

	2/14/2008					291,279	$1.25	$1.25	224,285
	2/14/2008	—	73,785	99,610

James M. Spiezio	2/14/2008				12,678				15,848

	2/14/2008					114,098	$1.25	$1.25	87,855
	2/14/2008	—	66,248	89,435

Matthew L. Lazarewicz	2/14/2008				11,366				14,208

	2/14/2008					102,426	$1.25	$1.25	78,868

Note that the column titled "Estimated Future Payouts Under Equity Incentive Plan Awards" was not presented for 2008 because there were no new Equity Incentive Plan Awards made during 2008. However, in 2006, PSUs were awarded to the Executive Officers under their Executive Agreements. These performance-based awards will vest in 2009 or 2010 upon achievement of certain performance criteria, as discussed in the CD&A.

(1)
Non-Equity Incentive Plan Awards:    The amount shown in the Target column represents the amount which Senior Managers were eligible to receive if all goals for the 2008 Performance Bonus Plan were met. If none of the goals were achieved, no bonus would be paid, as reflected in the Threshold column. In addition, there were "stretch" goals, which if achieved, could have resulted in bonus payments of up to 135% of the Target amounts for the Executive Officers. These stretch goal amounts are reflected in the "Maximum" column in the table above.

(2)
All Other Stock Awards:    These awards represent RSUs granted to the Executive Officers per the 2008 Executive Agreements. These RSUs vest quarterly over three years, and were valued at the stock closing price at the date of grant, which was $1.25.

(3)
Option Awards:    These options represent options granted to the Executive Officers per the 2008 Executive Agreements. The exercise price of the options was $1.25, which was the closing price of our stock on the date of grant.

 Outstanding Equity Awards at Fiscal Year-End

        The following table shows the unexercised options, unvested stock grants, and equity incentive plan awards outstanding relating to our Officers as of December 31, 2008:

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That have Not Vested ($)(2)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(3)
	300,000			$0.89	12/1/2011
	600,000			$0.89	12/1/2011
	600,000			$0.74	10/13/2014
F. William Capp	118,671			$1.58	5/8/2016			316,456	$166,044
	89,524			$1.58	3/2/2017	13,213	$7,003
	237,488	118,881		$0.89	3/2/2017
	97,056	194,223		$1.25	2/14/2018	21,570	$11,432
	93,333			$2.10	5/10/2010
	10,000			$2.10	5/10/2010
	50,000			$2.50	6/5/2010
	47,618			$0.70	3/15/2012
James M. Spiezio	32,382			$0.70	3/15/2012
	450,000			$0.74	10/13/2014
	50,910			$1.58	5/8/2016			158,228	$83,022
	38,405			$1.58	3/2/2017	5,720	$3,032
	102,872	51,495		$0.89	3/2/2017
	38,016	76,082		$1.25	2/14/2018	8,454	$4,481
	166,666			$0.89	10/19/2009
	30,000			$2.50	6/5/2010
	20,000			$2.50	6/5/2010
	25,477			$0.70	3/15/2012
Matthew L. Lazarewicz	54,523			$0.70	3/15/2012
	350,000			$0.74	10/13/2014
	46,602			$1.58	5/8/2016			158,228	$83,022
	35,156			$1.58	3/2/2017	5,135	$2,722
	92,352	46,235		$0.89	3/2/2017
	34,128	68,298		$1.25	2/14/2018	7,578	$4,016

(1)
Vesting of options and RSUs is outlined in the table below. The PSUs, as reflected in the Equity Incentive Award column, contingently vest upon the completion of the annual audits for 2009 or 2010, assuming the performance and employment requirements are met. These requirements are detailed in the Compensation Discussion and Analysis.

	# Shares Vesting for Date Shown:

	Mr. Capp		Mr. Spiezio		Mr. Lazarewicz

Vesting Date	Options	Stock	Options	Stock	Options	Stock
March 31, 2009	53,950	5,993	22,363	2,485	20,076	2,230
June 30, 2009	53,950	5,993	22,363	2,485	20,076	2,230
September 30, 2009	53,950	5,993	22,363	2,485	20,076	2,230
December 31, 2009	54,087	6,014	22,422	2,489	20,135	2,233
March 31, 2010	24,264	2,695	9,504	1,056	8,532	947
June 30, 2010	24,264	2,695	9,504	1,056	8,532	947
September 30, 2010	24,264	2,695	9,504	1,056	8,532	947
December 31, 2010	24,375	2,705	9,554	1,062	8,574	949
(2)
Unvested RSUs and PSUs were valued at the closing price of our stock on the Nasdaq Stock Market as of December 31, 2008, which was $0.53.

(3)
On December 31, 2008, a portion of the RSUs granted to the Executive Officers based upon their Executive Agreements vested. However, these RSUs could not be converted to common stock because the trading window for insiders was closed on that date. The numbers and shares that vested but were not converted were as follows: Mr. Capp, 7,929 shares; Mr. Spiezio, 3,312 shares; and Mr. Lazarewicz, 2,987 shares.

Option Exercises and Stock Vested

        The following table sets forth the number of shares acquired and the value realized upon exercise of stock options during 2008 and the number of shares our common stock acquired on vesting of RSUs during 2008. Although the Officers did not exercise any options during 2008, the value realized for options exercises would have been measured as the difference between the exercise price and the fair market value when the options were exercised. The value realized for the RSUs is the stock closing price on the vesting date.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
F. William Capp	—	$—	31,689	$43,424
James M. Spiezio	—	—	13,248	18,267
Matthew L. Lazarewicz	—	—	11,948	16,483

        The number of shares vested includes shares that vested as of December 31, 2008, but which could not be issued during 2008 because the trading window for insiders was closed. Accordingly, since the shares were not issued, there was no value realized upon the vesting of these options. The number of shares involved was 7,929 for Mr. Capp, 2,987 for Mr. Lazarewicz, and 3,312 for Mr. Spiezio. The stock price per share as of the vesting date was $0.53. However, there were also shares that vested as of December 31, 2007 which could not be issued until January 2, 2008, and the value of these shares (calculated using the stock price as of the vesting date, $1.52) is included in the amounts shown in the column titled, "Value Realized on Vesting" shown above. The number of shares involved was 5,225 for Mr. Capp, 2,040 for Mr. Lazarewicz, and 2,256 for Mr. Spiezio.

 Potential Payments Upon Termination or Change in Control

Severance Compensation & Termination Protection

        The Executive Agreements provide for severance compensation to be paid if the executives are terminated under certain conditions, such as a change in control of the Company or a termination without cause by us, each as is defined in the agreements.

Definitions

        The "Termination Date" is the date on which the Executive Officer resigns or notifies us that he will resign, or the date on which we notified the Executive Officer that employment will be terminated.

        The following are the definitions for the various termination and change of control scenarios:

  •
  Termination for Cause.  We have the option to terminate any of the executives immediately upon written notice for "cause." "Cause" is defined as a finding by the Board of Directors that the executive has committed various egregious acts, such as fraud, embezzlement or other felony, or otherwise materially breached his obligations to the Company.

  •
  Resignation without "Good Reason."  The executive can terminate the agreement, for any reason, upon providing us at least 90 days written notice.

  •
  Termination without Cause.  We can elect to terminate the executive, without Cause, upon at least 90 days written notice.

  •
  Resignation with "Good Reason."  The executive can terminate the agreement with at least 30 days written notice in certain circumstances, known as "Good Reason." These reasons include material diminution of the duties, responsibilities, position or job title without the executive's written consent, a material breach by the Company of its obligations under this agreement, a change in the primary location to a location more than 50 miles away from Tyngsboro, MA, sale of the business, or in the case of Mr. Capp, CEO, his failure to be nominated for reelection to the Board or his removal from the Board without cause.

  •
  Death or Disability.  We can terminate the employment of the executive, at our discretion, upon the disability of the executive. In general, disability is defined as physical or mental incapacity to perform his normal duties for a period of 60 days.

  •
  Continuation / Non-renewal of Contract.  Unless the Agreement has been otherwise terminated before the end of the scheduled employment period (which is March 31, 2010), the Company and the executive agree to discuss in good faith the possible continuation of the executive's employment, commencing six months prior to such date. If we fail to offer the executive a new employment agreement, with at least equivalent material terms to the agreement expiring March 31, 2010, and in fact the executive ceases to be our employee (except for cause), certain payments will become due as noted below.

Termination Payments for Each Type of Termination

  •
  Terminations for Cause or Resignations without Good Reason.  If the executive is terminated for "Cause" or resigns without "Good Reason," we would pay the executive his accrued base salary through the last date of his employment, and would continue to provide the remainder of the benefits (e.g., health insurance) through the Termination Date.

  •
  Terminations without Cause or Resignations with Good Reason.  If we elect to terminate the executive "without Cause" or if the executive resigns with 30 days notice for "Good Reason," we will pay to the executive a cash amount equal to his monthly base salary multiplied by twelve, and will continue to provide the remainder of the benefit package until the first anniversary of the Termination Date. Additionally, within five business days of the Termination Date, we will pay the executive an amount equal to the bonus paid (or which has been determined but not yet paid) for the prior fiscal year, prorated for the portion of the current fiscal year which was worked, up to a maximum of 80% of the executive's base salary for the prior year. We believe this is appropriate because the terminated Executive Officer is bound by confidentiality and non-compete provisions covering one year after termination and because we and the Executive Officer have a mutually agreed to the severance package that is in place prior to any termination event. This provides us with more flexibility to make a change in senior management if such a change is in our and our stockholders' best interests.

  •
  Death or Disability.  In the event employment is terminated due to death or disability of the executive, we will continue to pay to the executive or his estate an amount equal to the base salary for a three-month period following the Termination Date, and will continue all health and dental insurance benefits for a twelve-month period following the Termination Date.

  •
  Continuation / Non-renewal of Contract.  If, at the end of the employment period (which is March 31, 2010), we fail to offer the executive a substantially equivalent contract and the executive ceases to be an employee, except for cause, we agree to pay the executive a monthly amount for twelve months equal to his last prevailing monthly base salary, plus one-twelfth of his bonus for our most recent fiscal year.

Effect of Termination of Employment Relative to RSUs and Options

        If the executive terminates for any reason, including by resignation or termination (with or without Cause), the executive may retain all RSUs that have vested before the termination date. However, any RSUs vesting after the Termination Date will be forfeited. In relation to options, if employment is terminated by reason of death, disability, resignation or without Cause, the vested shares underlying the option will expire if not exercised within 365 days after the Termination Date, and any options that were not vested before the termination date are forfeited. In the case of termination for Cause, all vested shares underlying the option will expire immediately. In addition, we may, in our sole discretion, by written notice demand that any or all stock certificates for shares acquired pursuant to the exercise of the option, or any profit realized from the sale or transfer of such shares, be returned to us. The exercise price will be returned to the Executive Officer, without interest.

        If the Executive Officers terminated as of December 31, 2008, the following options and RSUs would have been forfeited or would expire by December 31, 2009 if not exercised:

		# Units Forfeited:		Vested Options That Would Expire 12/30/09 if Not Exercised

Officer	Type of Termination	Options	RSU	From 2/14/08 Agreement	From 3/2/07 Agreement	From 5/8/06 Agreement	From Prior Option Grants	Total Vested Options
	Termination for Cause	313,104	34,783	97,056	327,012	118,671	1,500,000	2,042,739

	Resignation without "Good Reason"	313,104	34,783	97,056	327,012	118,671	1,500,000	2,042,739

F. William Capp	Termination without Cause	313,104	34,783	97,056	327,012	118,671	1,500,000	2,042,739

	Resignation with "Good Reason"	313,104	34,783	97,056	327,012	118,671	1,500,000	2,042,739

	Death or disability(2)	313,104	34,783	97,056	327,012	118,671	1,500,000	2,042,739

	Non-renewal of contract(3)	NA	NA	NA	NA	NA	NA	NA
	Termination for Cause	127,577	14,174	38,016	141,277	50,910	683,333	913,536

	Resignation without "Good Reason"	127,577	14,174	38,016	141,277	50,910	683,333	913,536

James M. Spiezio	Termination without Cause	127,577	14,174	38,016	141,277	50,910	683,333	913,536

	Resignation with "Good Reason"	127,577	14,174	38,016	141,277	50,910	683,333	913,536

	Death or disability(2)	127,577	14,174	38,016	141,277	50,910	683,333	913,536

	Non-renewal of contract(3)	NA	NA	NA	NA	NA	NA	NA
	Termination for Cause	114,533	12,713	34,128	127,508	46,602	646,666	854,904

	Resignation without "Good Reason"	114,533	12,713	34,128	127,508	46,602	646,666	854,904

Matthew L. Lazarewicz	Termination without Cause	114,533	12,713	34,128	127,508	46,602	646,666	854,904

	Resignation with "Good Reason"	114,533	12,713	34,128	127,508	46,602	646,666	854,904

	Death or disability(2)	114,533	12,713	34,128	127,508	46,602	646,666	854,904

	Non-renewal of contract(3)	NA	NA	NA	NA	NA	NA	NA

        Note that the Executive Officers had received options from grants made prior to the May 6, 2006 Executive Agreements. Options received from those prior grants were fully vested as of December 31, 2008. Certain of those options would expire within 90 days of termination, if not exercised.

Effect of Termination of Employment Relative to Performance Stock Units

        Executive Officers would retain any PSUs that would have vested if he terminates after year end for 2009 or 2010, but prior to the issuance of the audit opinion for that year, as long as the audit opinion is actually received by us. Prior to year end for 2009 or 2010, if the Executive Officers' employment is terminated without Cause but not for resignation for Good Reason, the executive may receive a pro-rated actual award if the "Termination Stock Price" is higher than the "Target Stock Price." The "Termination Stock Price" is defined as the 30-day Volume-Weighted-Average price as of the date prior to the Termination Date. The "Target Stock Price" is defined as the average of the high and low prices of our common stock on the effective date of the PSU grant (which is May 8, 2006), multiplied by 15% and compounded annually and prorated for any partial year.

        Based on the criteria noted above, if any of the Executive Officers had resigned or been terminated on December 31, 2008, the calculation to determine any pro-rated award would have been as follows:

Termination Stock Price (30-day Volume-Weighted Average Prices as of 12/31/2008)			$0.59
Target Stock Price	Low stock price on May 8, 2006	$1.51
	High stock price on May 8, 2006	$1.64

	Average of high/low	$1.58
	Portion of year	5/8/2006
		12/31/2006	237.00 days
			64.9% of year
	Target increase rate	15.0%
	Pro-rated target increase %	9.7%
	Target increase per share:	$0.15
	Target stock price as of 12/31/06	$1.73
	Targeted increase per share for 2007:	15%
	Targeted stock price as of 12/31/07:	$1.99
	Targeted increase per share for 2008:	15%
	Targeted stock price as of 12/31/08:	$2.29

        Since the Termination Stock Price of $0.59 was less than the Target Stock Price of $2.29, the executives would not have been entitled to a pro-rated award if they had been terminated as of the end of fiscal 2008.

        The following table shows the amounts that would have been payable as of December 31, 2008, under various termination scenarios:

Officer	Type of Termination	Accrued Salary (1)	Accrued Vacation	Accrued Bonus for 2008	Health & Dental Benefits (2)	Total # Vested Options	Potential Gain if all Vested Options Were Exercised on 12/31/08 (3)	Total Payout Value at 12/31/08
	Termination for Cause	$3,417	$86,799	$—	$—	$—	$—	$90,216

	Resignation without "Good Reason"	3,417	86,799	—	—	2,042,739	—	90,216

F. William Capp	Termination without Cause	299,542	86,799	115,489	25,267	2,042,739	—	527,097

	Resignation with "Good Reason"	299,542	86,799	115,489	25,267	2,042,739	—	527,097

	Death or disability(4)	77,448	86,799	115,489	25,267	2,042,739	—	305,003

	Non-renewal of contract(5)	NA	NA	NA	NA	NA	NA	NA
	Termination for Cause	2,432	53,741	—	—	—	—	56,173

	Resignation without "Good Reason"	2,432	53,741	—	—	913,536	—	56,173

James M. Spiezio	Termination without Cause	213,245	53,741	57,552	21,985	913,536	—	346,523

	Resignation with "Good Reason"	213,245	53,741	57,552	21,985	913,536	—	346,523

	Death or disability(4)	55,135	53,741	57,552	21,985	913,536	—	188,413

	Non-renewal of contract(5)	NA	NA	NA	NA	NA	NA	NA
	Termination for Cause	2,184	34,187	—	—	—	—	36,371

	Resignation without "Good Reason"	2,184	34,187	—	—	854,904	—	36,371

Matthew L. Lazarewicz	Termination without Cause	191,464	34,187	51,673	16,968	854,904	—	294,292

	Resignation with "Good Reason"	191,464	34,187	51,673	16,968	854,904	—	294,292

	Death or disability(4)	49,504	34,187	51,673	16,968	854,904	—	152,332

	Non-renewal of contract(5)	NA	NA	NA	NA	NA	NA	NA
(1)
Salaries are paid bi-weekly for that two week period and were paid through December 26, 2008; therefore, accrued salaries as of December 31, 2008 represent an accrual for three days, Monday, December 29 through Wednesday, December 31, 2008. Excluding "resignation for good reason" and "accrued vacation", amounts shown represent termination payments under the terms of the Executive Agreements plus accruals for regular time worked.

(2)
Health and dental benefits are calculated based on the 2009 monthly cost for the insurance plans in which the officers are currently enrolled.

(3)
There would be no potential gain if the officers had sold all vested stock options on December 31, 2008 because the option exercise price for all vested options is higher than the stock closing price as of December 31, 2008, which was $0.53.

(4)
One-third of this amount to be paid each month over a three month period.

(5)
Since the contracts expire subsequent to December 31, 2008, this scenario is not applicable as of that date. However, as of March 31, 2009, if the contracts were to have expired without having been renewed, the officers would have been entitled to twelve monthly payments calculated as one-twelfth of their annual salary and prior year bonus. Insurance benefits would have been discontinued as of the termination date.

Change of Control

Objectives

        As part of our normal course of business, we engage in discussions with other companies about possible collaborations, licensing and/or other ways in which the companies may work together to further our respective long-term objectives. In addition, as a development stage company with intellectual property, we may become a potential acquisition target by companies significantly larger and better financed than we are. In certain scenarios, the potential for a merger or for being acquired may be in the best interests of our stockholders. We provide a component of severance compensation, along with accelerated vesting of certain long-term equity compensation, if an Executive Officer is terminated as a result of a change of control transaction. We believe that this promotes the ability of our Executive Officers to act in the best interests of our stockholders even though they could be terminated as a result of the transaction.

Definition

        An "Acquisition Event" is defined as (a) any merger or consolidation which results in our voting securities outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of our voting securities or such surviving or acquiring entity outstanding immediately after such merger or consolidation; (b) any sale of all or substantially all of our assets; or (c) our complete liquidation.

Impact of Change of Control on Options and RSUs

        Upon the occurrence of an Acquisition Event, the authorized administrator of the Plan shall take any one or more of the following actions with respect to the RSUs and Options:

  •
  Provide that the RSUs and/or options shall be assumed, or equivalent equity compensation substituted, by the acquiring or succeeding corporation

  •
  Provide that any portion of the RSUs that are vested but not converted and/or any portion of the options that are vested but not exercised become converted or exercisable, in full, as of a specified time prior to the acquisition event and will terminate immediately prior to the consummation of the Acquisition Event unless exercised during that period.

            If an Acquisition Event had occurred on December 31, 2008, the following Options would have been forfeited if not exercised prior to the consummation of the acquisition event. In addition, the RSUs shown below were vested but un-issued as of December 31, 2008. Since the RSUs vested on December 31, 2008 when the Company's trading window was closed for insiders, these RSUs would have potentially been forfeited as well. However, if the Acquisition

    Event were consummated subsequent to December 31, 2008, the RSUs shown below would likely have been issued prior to consummation.

		Vested Options That Would Expire If Not Exercised by 12/31/08 (#)
Officer	RSU vested but unissued at 12/31/08 (#)	From 2/14/2008 Agreement	From 3/2/07 Agreement	From 5/8/06 Agreement	From Prior Option Grants	Total Vested Options	Potential Gain if all Vested Options Were Exercised on 12/31/08
F. William Capp	7,929	97,056	327,012	118,671	1,500,000	1,945,683	$—
James M. Spiezio	3,312	38,016	141,277	50,910	683,333	875,520	$—
Matthew L. Lazarewicz	2,987	34,128	127,508	46,602	646,666	820,776	$—

            There would be no potential gain related to the exercise of all vested options at December 31, 2008 because the exercise price of the options is greater than the stock closing price at December 31, 2008.

            If the terms of the Acquisition Event provide for cash payments to common shareholders for each share of common stock surrendered, the following could occur:

    •
    The unvested RSUs will terminate upon consummation of the Acquisition Event, and the Executive Officer will receive, in exchange, a cash payment equal to the amount of the acquisition price multiplied by the number of shares of common stock subject to the unvested RSUs.

    •
    The options will terminate upon consummation of the Acquisition Event, and the Executive Officer will receive a cash payment equal to the amount (if any) by which the acquisition price times the number of options (both vested and unvested) exceeds the cash price of the option.

            If an Acquisition Event occurred on December 31, 2008 and this action was elected, the amount of cash received by the Executive Officers would vary based on the acquisition price. Assuming the acquisition price was equal to the closing price of our stock as of the end of the fiscal year ($0.53), the following payments would have been made:

Officer	Payment for Unvested RSUs	Payment for Outstanding Options(1)
F. William Capp	$18,435	$—
James M. Spiezio	7,512	—
Matthew L. Lazarewicz	6,738	—

      (1)  Options eligible for payment relate only to outstanding options granted in May 2006, March 2007 and February 2008. Option agreements granted in prior years do not contain the same provision. The actual amount that would have been paid is zero because the option exercise prices were higher than the stock price at December 31, 2008.

    •
    Provide that the unvested RSUs and/or the Option become exercisable, realizable or vested in full, or be free of all conditions or restrictions, prior to the consummation of the Acquisition Event, or if applicable, be replaced by equivalent options by the acquiring or succeeding corporation.

    The number of units that could potentially have become fully vested and the additional compensation cost that would have been recorded should an Acquisition Event have occurred at December 31, 2008 is as follows:

Officer	Options (#)	Option Compensation Cost	RSU (#)	RSU Compensation Cost
F. William Capp	313,104	$80,931	34,783	$15,906
James M. Spiezio	127,577	32,271	14,174	6,346
Matthew L. Lazarewicz	114,533	28,970	12,713	5,690

    Note that options granted prior to 2007 were fully vested prior as of December 31, 2008.

Impact of Change of Control on PSUs

        In the event of an Acquisition Event, if the average of the high and low prices of our Common Stock on the day prior to the date of the closing is higher than the "Target Stock Price" (as previously defined), we will be considered to have awarded fully-vested PSUs to the Executive Officers in accordance with the following formula:

  Prorated Actual Award = Potential Award X (Lapsed Months/56), where the "Lapsed Months" mean the number of calendar months that have lapsed from the Effective Date (May 8, 2006) to the Closing Date.

        If such an Acquisition Event had occurred as of December 31, 2008, the calculation would have been as follows:

Average stock price on the day prior to closing:
High stock price on December 31, 2008	$0.56
Low stock price on December 31, 2008	$0.52

Average of high/low	$0.54	$0.54
Target stock price at 12/31/08 (as calculated above)	$2.29	$2.29

        Since the average of the stock price on the day prior to closing was less than the Target Stock Price, no prorated actual award would have been granted at December 31, 2008 should there have been an Acquisition Event closing on that date.

 Director Compensation

Standard Director Compensation Arrangements

        Our non-employee directors are compensated with a package that consists of both stock options and cash. The following table illustrates our existing directors' compensation structure for fiscal 2008:

Cash Payments:	Annual Amount
Annual retainer (paid quarterly, and for new Directors, prorated for a period of less than one year).	$10,000
Fees for attending board meetings (per meeting):
In person	2,000
Via conference call	1,000
Fees for attending meetings of committees of which the director is a member:
In person	1,500
Via conference call	500
Maximum meetings fees/day	4,500
Other annual retainers/fees (paid quarterly)
Audit Committee Chair	10,000
Compensation Committee Chair	7,500
Other Committee Chair	5,000
Audit Member Premium	5,000
Stock Compensation:	Amount
Stock Options—annual grant(i)	$25,000
Stock Options—grant upon joining board(ii)
(i)
On December 1 of each year, all non-employee directors of the Company are granted a stock option. If December 1 is not a business day, then the option will be considered granted on the next business day. The number of shares of common stock underlying the option is calculated by dividing $25,000 by the Black Scholes fair value calculated as of December 1 of the grant year. The exercise price of the options will be the closing price of our stock on the date of grant. These options are granted under our third Amended and Restated 1998 Stock Incentive Plan, are exercisable in twelve substantially-equal monthly installments on the anniversary of the date of grant and have a term of ten years from date of grant.

(ii)
The Board will grant to each person who joins the Board a non-qualified stock option for as many shares as is twice the number of shares covered by the annual stock option most recently granted by the company to existing board members. In addition, the Board will grant to each person who joins the Board a nonqualified stock option for as many shares were covered by the annual stock option most recently granted by the Company to existing Board members, prorated by multiplying that number times the period remaining until the next anticipated grant date for annual stock options for board members, divided by 12. The exercise price for this pro rata stock option shall be the closing price on the grant date. Start options for new directors typically vest monthly over a three-year period, expire after ten years and continue to be exercisable once vested, regardless of whether the director continues to serve on our board.

Director Compensation Paid in 2008

        The following table represents the compensation paid to our Board of Directors with respect to fiscal 2008.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)	Total ($)
Stephen P. Adik	$64,000	$16,290	$80,290
Daniel E. Kletter	59,000	30,643	89,643
Jack P. Smith	53,000	16,290	69,290
Virgil G. Rose	43,500	31,775	75,275
Edward A. Weihman	55,000	59,095	114,095

        Certain columns were omitted from this table because no such compensation was paid or earned by the Directors in 2008.

        In addition to the individuals noted above, F. William Capp, CEO of Beacon Power, serves as a member of the Board of Directors. Mr. Capp's compensation is shown in the Summary Compensation Table. Mr. Capp does not receive any additional compensation for his service on the Board of Directors.

  (1)
  The totals shown above include retainers and board meeting fees earned in fiscal 2008. Actual cash paid to the directors in 2008 is as follows:

Total compensation per Director Compensation Table (above):	$274,500
Plus: 2007 compensation paid in 2008	30,500
Less: 2008 compensation accrued at December 31, 2008	(42,000)

Total director compensation on cash basis for fiscal 2008	$263,000

  (2)
  Option Awards includes the stock compensation expense calculated in accordance with FAS123R, without regard to forfeitures. See the Consolidated Financial Statements, in particular Note 9, for a discussion of the assumptions made in the valuation of these options.

  (3)
  Options granted to directors in 2008 and options outstanding as of December 31, 2008 include the following:

Name	Grant Date of Stock and Option Awards during 2008	Number of Options Granted during 2008 (#)	Grant Date Fair Value of Stock and Option Awards ($)	Options Outstanding at December 31, 2008 (#)
Stephen P. Adik	12/01/08	71,419	$24,997	326,553
Daniel E. Kletter	12/01/08	71,419	24,997	184,806
Virgil G. Rose	12/01/08	71,419	24,997	184,806
Jack P. Smith	12/01/08	71,419	24,997	359,859
Edward A. Weihman	12/01/08	71,419	24,997	184,806

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The members of our Board of Directors' Compensation Committee in 2008 were Jack P. Smith, Stephen P. Adik and Virgil G. Rose. During or prior to our fiscal year ended December 31, 2008, none of these members was an officer or employee of Beacon, or its subsidiary or, to our knowledge, had relationships requiring disclosure under the SEC rules. In making these statements, we have relied upon representations from our directors.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Director Independence

        There were no related party transactions in the year ended December 31, 2008.

        There are no family relationships among any of our directors or executive officers. Messrs. Adik, Smith, Kletter, Weihman and Rose, representing a majority of our directors, are determined to be independent under the rules of the Nasdaq Stock Market. Our board holds regularly scheduled meetings at which only these independent directors are present.

Related Party Transaction Policy and Procedures

        The following policy and procedure has been adopted in writing by us, as part of the Nominating and Governance Committee's charter:

Related Party Transaction Policy and Procedures

Policy

        It is the policy of our Board of Directors that all Interested Transactions with Related Parties, as those terms are defined in this policy, shall be subject to approval or ratification in accordance with the procedures set forth below.

Procedures

        The Nominating and Corporate Governance Committee (the "Committee") shall review the material facts of all Interested Transactions and either approve or disapprove of the entry into the Interested Transaction, subject to the exceptions described below. If advance Committee approval of an Interested Transaction is not feasible, then the Interested Transaction shall be considered and, if the Committee determines it to be appropriate, ratified at the Committee's next regularly scheduled meeting. In determining whether to approve or ratify an Interested Transaction, the Committee shall take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person's interest in the transaction.

        The Committee has reviewed the categories of Interested Transactions described below in "Standing Pre-Approval for Certain Interested Transactions" and determined that under the terms of this policy the Company is approved to enter into each of the Interested Transactions described therein. The Committee may add additional categories of Interested Transactions to the list of standing pre-approved Interested Transactions.

        No director shall participate in any discussion or approval of an Interested Transaction for which he or she is a Related Party, except for pre-approved Interested Transactions, and, except that the director shall provide all material information concerning the Interested Transaction to the Committee.

        If an Interested Transaction will be ongoing, the Committee may establish guidelines for the Company's management to follow in its ongoing dealings with the Related Party.

        Thereafter, the Committee, on at least an annual basis, shall review and assess ongoing relationships with the Related Party to see that they are in compliance with the Committee's guidelines and that the Interested Transaction remains appropriate.

Definitions

        An "Interested Transaction" is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (2) the Company is a party or a participant, and (3) any Related Party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity).

        A "Related Party" is any (a) person who is or was (since the beginning of the last fiscal year, even if they do not presently serve in that role) an Executive Officer, director or nominee for election as a director, (b) greater than 5 percent beneficial owner of the Company's common stock, or (c) Immediate Family Member of any of the foregoing.

        "Immediate Family Member" includes a person's spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person's home (other than a tenant or employee).

Standing Pre-Approval for Certain Interested Transactions

        The Committee has reviewed the categories of Interested Transactions described below and determined that under the terms of this policy the Company is approved to enter into each of the Interested Transactions so described, even if the aggregate amount involved will exceed $100,000:

  1.
  Employment of Executive Officers.    Any employment by the Company of an Executive Officer of the Company if:

  a.
  the related compensation is required to be reported in the Company's proxy statement under Item 402 of Regulation S-K as promulgated by the Securities and Exchange Commission ("Reg S-K") as generally applicable to "named executive officers"; or

  b.
  the Executive Officer is not an immediate family member of another Executive Officer or director of the Company, the related compensation would be reported in the Company's proxy statement under Item 402 of Reg S-K if the Executive Officer were a "named executive officer", and the Company's Compensation Committee approved (or recommended that the Board approve) such compensation;

  2.
  Director compensation.    Any compensation paid to a director if the compensation is required to be reported in the Company's proxy statement under Item 402 of Reg S-K;

  3.
  Certain transactions with other companies.    Any transaction with another company with which a Related Person's only relationship is as an employee (other than an Executive Officer), director or beneficial owner of less than 10% of that company's equity, if the aggregate amount involved does not exceed the greater of $1,000,000, or two percent of that company's total annual revenues;

  4.
  Certain Company charitable contributions.    Any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a Related Person's only relationship is as an employee (other than an Executive Officer) or a director, if the aggregate amount involved does not exceed the lesser of $50,000, or 2 percent of the charitable organization's total annual receipts;

  5.
  Transactions where all shareholders receive proportional benefits.    Any transaction where the Related Person's interest arises solely from the ownership of the Company's common stock and all holders of the Company's common stock received the same benefit on a pro rata basis (e.g. dividends);

  6.
  Transactions involving competitive bids.    Any transaction involving a Related Party where the rates or charges involved are determined by competitive bids;

  7.
  Regulated transactions.    Any transaction with a Related Party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

 PROPOSAL 2

AMENDMENT OF OUR SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

        The Company currently has 200,000,000 authorized shares of Common Stock. As of April 24, 2009, 114,490,887 shares of Common Stock were issued and outstanding; 20,144,227 shares of Common Stock were reserved for issuance under the Company's various compensatory plans; and 41,248,050 shares of Common Stock were reserved for the issuance of warrants. Therefore, as of April 24, 2009, there were 24,116,836 shares of Common Stock which were not issued and outstanding or otherwise reserved for issuance. Because of the limited number of shares of Common Stock available to be issued, especially in light of potential issuances under the Common Stock Purchase Agreement (the "Purchase Agreement") with Seaside, the Board of Directors recommends that stockholders approve an amendment to the Company's Sixth Amended and Restated Certificate of Incorporation (the "Share Amendment") in order to authorize an additional 200,000,000 shares of Common Stock of the same class as is presently authorized.

Reasons for the Proposed Amendment

        As described under Proposal 3 below, the Purchase Agreement with Seaside requires us to sell, and requires Seaside to purchase, shares of our Common Stock at a purchase price of $1 million in each month, beginning in February 2009, for at least six months. Thereafter, we have the option of renewing these commitments under the Purchase Agreement for an additional six month period, and a further option to extend for a third six month period, in each case subject to our right to suspend the transactions for a specified time. Under the Purchase Agreement, Seaside will pay a price per share equal to 80% of the five-day volume weighted average of trading prices of our Common Stock, but will not purchase any shares in a given month if the purchase price would be less than $0.20 per share at the scheduled closing date. Therefore, if we extend the Purchase Agreement for its maximum term of 18 months, and if the purchase prices paid by Seaside were to be the lowest possible purchase price that still permits a closing to occur under that agreement during each month, we could issue up to 90 million shares under the Purchase Agreement (or 82,465,161 shares after taking into consideration the actual purchase price paid and number of shares of Common Stock issued in the initial and subsequent closings in February, March and April 2009). While we believe it is unlikely that the actual issuances under the Purchase Agreement would reach these levels, we are unable to predict what the actual purchase prices during each month would be. The maximum number of shares issuable by us under the Purchase Agreement far exceeds the number of authorized shares of Common Stock remaining unreserved and available for issuance under our Sixth Amended and Restated Certificate of Incorporation.

        In addition, the Board of Directors believes that additional shares of Common Stock should be available for issuance by the Board of Directors from time to time for stock dividends, acquisitions, future financings, employee benefit plans and for other proper corporate purposes. The increase in the authorized shares could also be used to impede an attempt to acquire control of the Company without the consent of the Board of Directors since new shares could be issued to dilute the stock ownership of a person engaging in such an attempt. The additional flexibility afforded by the ability to issue the Common Stock could enhance the arm's-length bargaining capability of the Board of Directors on behalf of the Company's stockholders in a situation involving a solicitation to obtain control of the Company without the approval of the Board of Directors. The additional shares of Common Stock proposed to be authorized might also be issued to a holder who would vote against a proposed merger or sale of assets or other corporate transaction and, therefore, might be available to impede or discourage an acquisition of the Company without the consent of the Board of Directors. However, such an issuance would also affect stockholder value by diluting the stock ownership of all stockholders, who at the time of such issuance, own stock of the same class whether such stockholders were in favor of or against such transaction. The Board of Directors has no present plans for the issuance of Common Stock, except for such stock issued pursuant to any of the Company's existing or proposed employee benefit plans and pursuant to the Purchase Agreement with Seaside, and does not intend to issue any Common Stock except on terms which the Board of Directors deems to be in the best interests of the Company and its stockholders.

        At the last Annual Meeting, our shareholders voted to amend our certificate of incorporation to increase the number of shares authorized by 90,000,000 to 200,000,000 shares. The following table shows the shares and warrants issued and aggregate proceeds received since we amended the certificate to increase authorized capital:

	Number of
	Shares	Warrants	Proceeds
			(in millions)
Outstanding as of June 30, 2007:	70,944,514	10,799,607
Sale of stock and warrants for cash under a shelf registration	42,145,054	36,110,940	$46.1
Employee-related compensation and ESPP purchases	326,319	—	0.2
Stock issued in relation to contracts for which no cash was received: MassDev loan, litigation settlement and lease	1,075,000	671,958	—
Warrants transferred back to us or expired	—	(6,334,455)	—

Outstanding as of April 24, 2009:	114,490,887	41,248,050	$46.3

        We expect to build, own and operate a number of frequency regulation installations known as Smart Energy Matrix™ systems designed to provide reliable and sustainable frequency regulation services for utility grids. Our primary business model is a sale-of-services model, similar to that of independent power producers who also build, own and operate their own power plants. Under this model, we will be bidding our services into multiple open-bid markets for regulation on a daily basis. Additionally, we may sell Smart Energy Matrix™ systems on an equipment-sale basis in both the US and overseas markets.

        In order to achieve our objectives on EBITDA and cash flow we will need to obtain sufficient funding through a combination of equity and debt to commercially install the number of frequency regulation plants included in our business plan. In the event that we are not able to deploy plants as planned due to capital constraints, positive EBITDA and cash flow would be delayed.

        As of November 2008, we have one megawatt of frequency regulation service capacity installed under the ISO-NE Alternative Energy Storage Pilot Program at our facility in Tyngsboro, Massachusetts. By the end of 2009, we expect to have deployed a minimum of 7 MW of frequency regulation among three locations: Stephentown, New York; Groveport, Ohio and Tyngsboro, Massachusetts. Additional megawatts could potentially be deployed in Stephentown by year end, depending on our ability to obtain sufficient funding, including the outcome and timing of a loan we have applied for under the DOE loan guarantee program for which the DOE is currently completing the final stages of due diligence. Additionally, we are currently identifying and developing sites in our target markets for additional frequency installations.

        In volume production, we expect a 20 MW facility to cost approximately $25 to $30 million, while the first 20 MW plant will cost approximately twice that amount. In 2010 and 2011, we will continue to have capital needs that will require additional funding through equity and debt to fund the ongoing deployment of frequency regulation installations. In the future, as the number of our regulation facilities increases and we develop a history of sustained cash flows, we expect to fund additional plants from a combination of non-recourse project finance, debt, project equity and available cash flow from existing regulation facilities.

        We have evaluated our immediate as well as longer term funding requirements and determined that increasing the number of shares available by 200 million is in the best interest of the Company and its shareholders. This number was developed by a combination of analyses of the requirements to satisfy the Seaside financing for 18 months as well as additional equity raises to allow us to maximize the deployment of our frequency regulation installations. We believe that this level of shares will be sufficient to provide the necessary funding which, combined with a reasonable level of project finance, will allow us to become cash flow positive and able to continue our deployments without additional equity raises.

        Under the Company's present Sixth Amended and Restated Certificate of Incorporation, stockholders have no preemptive rights with respect to the authorization or issuance of the Company's capital stock. No holder of the Company's capital stock has or will have the right of cumulative voting at any election of directors or upon any other matter. Once authorized, shares of Common Stock generally may be issued solely upon the action of the Board of Directors in exchange for adequate consideration therefore. The additional shares of Common Stock, when issued, will have the same rights as the presently authorized shares of Common Stock. The Share Amendment will not modify the Sixth Amended and Restated Certificate of Incorporation to provide preemptive rights or cumulative voting. This increase, however, is intended to insure that there will be sufficient authorized but unissued shares available for future issuance in connection with the corporate purposes described above.

        Approval of this proposal will permit the Board to issue such additional shares in the future, to Seaside or other investors, without further approval of the stockholders unless otherwise required by law or the Company's Sixth Amended and Restated Certificate of Incorporation. We are not asking our stockholders to make any changes to the number of shares of preferred stock authorized under our Sixth Amended and Restated Certificate of Incorporation, which will remain at 10,000,000 shares, none of which have been issued to date.

        The full text of the proposed amendment to our Sixth Amended and Restated Certificate of Incorporation, which will be included in the Certificate of Amendment that we will file with the Secretary of State of the State of Delaware if stockholders approve Proposal 2, is attached as Appendix A to this proxy statement.

Vote Required for Approval

        Approval of the Share Amendment requires the affirmative vote of the holders of a majority of outstanding shares of the Common Stock entitled to vote on Proposal No. 2.

Effectiveness of Share Amendments

        If approved, the Share Amendment will become effective upon the filing of a Certificate of Amendment. If the proposal is not approved by the requisite stockholder vote, the number of authorized shares of Common Stock will remain unchanged.

        OUR BOARD RECOMMENDS A VOTE FOR THE AMENDMENT OF OUR SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

PROPOSAL 3

APPROVAL OF THE ISSUANCE OF COMMON STOCK UNDER THE SECURITIES PURCHASE AGREEMENT WITH SEASIDE 88, LP

Background

        On February 19, 2009, we entered into a Purchase Agreement with Seaside. The Purchase Agreement requires us to issue, and Seaside to buy, $1 million of our Common Stock once each month at a monthly closing on February 20, 2009 with subsequent closings on the 20th day of each month thereafter (or if that day is not a business day, then on the next business day) for a period of six months. The sales will be made at a price equal to 80% of our Common Stock's weighted average trading price during the five-day period immediately preceding each monthly issuance, but in no event below $0.20 per share. If in any month the calculated purchase price for our Common Stock under the agreement would be less than $0.20 per share, then the closing for that month will not occur and will not be made up.

        We have two options, exercisable by us in our sole discretion, to extend the Purchase Agreement for two additional six-month periods during which we would issue and Seaside would buy our Common Stock on the same terms as during the initial period. We purchased the first option by paying $100,000 to Seaside. We would not pay any additional amounts if we decide to exercise this option. If we elect to exercise the second option, we would pay an additional $50,000 to Seaside at the time we exercise it. Taken together, then, these options give us the discretion to extend the term of the Purchase Agreement, if we so choose, from the initial six months to either twelve months or eighteen months. We have not decided at this time whether to exercise either of these options. We also have the right to pause the closings under the Purchase Agreement for up to six months at our sole option in exchange for a payment by us of $100,000 to Seaside. If we elect to extend the term of the Purchase Agreement, we will have the same right in each extended term. The Purchase Agreement contains customary representations and warranties and covenants for each party, which must be true and have been performed at each closing. Seaside has agreed not to engage in short sales of our Common Stock during the term of the Purchase Agreement.

        Until a month after the last sale of our Common Stock under the Purchase Agreement (or, if earlier, the first date on which Seaside fails to comply with its obligations to make purchases under the agreement), we have agreed not to sell any Common Stock, preferred stock, or securities convertible into Common Stock or preferred stock, or rights to purchase any such securities, without giving Seaside notice and the opportunity to purchase the securities on the same terms and at the same price as we propose to issue to another party. This right will not apply to any firm commitment underwritten public offering by us, any issuance of securities in connection with a business combination, joint venture, loan or other commercial agreement, or issuances to any of our officers, directors, or employees.

        There are limitations on the number of shares that Seaside may acquire. Under Nasdaq rules that apply to the Company, we will not be able to issue shares under the Purchase Agreement in any amount that constitutes 20% or more of our outstanding shares of Common Stock on the date we entered into the Agreement, unless our stockholders approve of the excess issuance. Also, another Nasdaq rule requires stockholder approval for issues that may result in a change of control, as described below.

        Apart from these Nasdaq rules, the Purchase Agreement may have the effect of limiting Seaside's beneficial ownership of our shares at any one time to 20% of our total Common Stock outstanding at the time of any closing, because it requires Seaside to represent to us at each monthly closing that the purchase of shares at the closing will not cause its beneficial ownership to exceed that level. We could, however, waive this condition if Seaside is unable to make the representation, assuming our shareholders have at that time approved the issuance of shares under this Proposal 3. If we were to waive this condition in connection with one or more closings under the Purchase Agreement, Seaside's total ownership could accumulate to a very significant percentage of our outstanding Common Stock, at levels that may be considered a change of control. Please see the table under "Effect on Existing Stockholders" below for an illustration of the aggregate number of shares that Seaside may acquire under various pricing assumptions, and the percentage of our outstanding shares that those sales may represent. In addition, although our Rights Agreement was amended so that Seaside's rights under the Purchase Agreement to acquire more than 15% of our outstanding Common Stock in the future would not trigger our Rights Agreement, Seaside will not be able to actually exercise such rights and become the beneficial owner of shares representing more than 15% of our outstanding shares without becoming an acquiring person under the Rights Agreement. (Please see the Section below entitled "Amendment to Rights Agreement" for more details.) Therefore, the Company anticipates that Seaside may, from time to time, sell a portion of the shares being acquired as a result of the Purchase Agreement in order to observe such limitations, subject to applicable securities laws.

        We entered into the Purchase Agreement with Seaside to partially fund the manufacture of our flywheel systems and the containers to house them. Additional funding will be required to fund the capital spending required to deploy our Smart Energy Matrix™ system installations. The full text of the Purchase Agreement is set forth in Appendix B to this proxy statement.

        The Purchase Agreement is the only agreement or relationship that exists between us and Seaside. Other than the Purchase Agreement, no relationship or arrangements have existed in the past three years or are to be performed in the future between us and Seaside, any persons known to us to be affiliates of Seaside, or any person known to us to have a contractual relationship with Seaside regarding the transaction. In March 2009, we reached an agreement with Bedminster Financial Group, Ltd. to pay such firm a finder's fee representing 3% of the aggregate value of cash amounts invested by Seaside, as and when such amounts are invested.

Reasons for Seeking Stockholder Approval

        We are seeking your approval of the issuance of our Common Stock in excess of 21,295,288 shares under the Purchase Agreement. Nasdaq Marketplace Rule 5635(d) requires companies like us that are listed on the Nasdaq Stock Market to obtain stockholder approval for the sale, issuance, or potential issuance of common stock (or securities convertible into or exercisable for common stock) in a transaction other than a public offering in amounts equal to or greater than 20% of the common stock outstanding before the issuance at a price less than the greater of the book or market value of the common stock.

        Because the Common Stock is being issued to a single investor under the Purchase Agreement, Nasdaq would not consider the transaction to be a public offering. Since the Purchase Agreement may result in the issuance of a number of shares representing more than 20% of the number of shares of Common Stock outstanding immediately prior to the time we entered into the Purchase Agreement, at a price per share that may be less than the greater of the book value or market price of our Common Stock at the time we entered into that agreement, we are required to seek our stockholders' approval in order to issue Common Stock representing 20% or more of the number of shares outstanding immediately prior to our entering into the Purchase Agreement.

        The Purchase Agreement provides that we may not sell more than 21,295,288 shares under the Purchase Agreement (representing 19.9% of the shares of Common Stock issued and outstanding immediately prior to our signing the agreement), notwithstanding any of its other terms, until our stockholders approve the issuance or potential issuance of shares in excess of that amount. If our stockholders do not approve this Proposal 3, we may still issue up to 21,295,288 shares under the Purchase Agreement, but depending on the market price of our Common Stock at each scheduled monthly closing under that agreement, we may not be able to raise the funds we anticipate from it over time, or we may not be able to extend the Purchase Agreement's term under one or both of our options to extend it for up to two successive six-month periods, in circumstances where we would otherwise wish to do so.

        Nasdaq Marketplace Rule 5635(b) also requires that we obtain stockholder approval prior to the issuance or potential issuance of securities that could result in a change of control of the issuer. The Marketplace Rules do not define precisely when a change of control may be deemed to have occurred. We do not believe that Nasdaq would consider a change of control to occur as a result of the Purchase Agreement until such time, if any, as Seaside became the beneficial owner of 20% or more of our outstanding Common Stock on a post-transaction basis. Therefore, we do not believe that a change of control would occur prior to our issuing amounts in excess of 21,295,288 shares of our Common Stock, which as described above represents 19.9% of our Common Stock outstanding immediately prior to the time we entered into the Purchase Agreement. We do not know if Seaside will ever accumulate beneficial ownership of more than 20% of our Common Stock at any one time. Even an accumulation of more than 15% would require, among other things, a further amendment to our Rights Agreement, as described below. Seaside may dispose of some of its shares, subject to applicable securities laws, before it accumulates such an ownership position. Nevertheless, since it is possible that the shares issuable under the Purchase Agreement would represent more than 20% of the Common Stock outstanding on a post-transaction basis and that their issuance may result in a deemed change of control, we are also asking for the approval of such issuance by our stockholders in order to satisfy Nasdaq Marketplace Rule 5635(b).

Effect on Existing Stockholders

        The issuance of shares of Common Stock under the Purchase Agreement will have a dilutive effect on the ownership percentage of our other stockholders. Depending on the market price of our Common Stock at the time of issuance, and whether or not we elect to extend the Purchase Agreement for one or both of the additional six-month periods, this dilution could be substantial.

        The following table illustrates the effect of the issuance of the shares of Common Stock under the Purchase Agreement at certain assumed average share prices over the term of that agreement, after the initial term of six months, and after each of two assumed extensions for additional six month periods. The percentages in the table below represent the percentage of shares outstanding, on a post-transaction basis, that the cumulative number of shares issued under the Purchase Agreement would represent under the given pricing and term assumptions. The percentages are based upon the 114,490,887 shares outstanding at April 24, 2009, the record date, which includes the shares we issued to Seaside in the first three closings under the Purchase Agreement, and they assume that there will be no additional issuances of Common Stock, whether in financings, upon the exercise of existing or new options or warrants, or in any other circumstance. We will not sell any Common Stock under the Purchase Agreement at a purchase price of less than $0.20. Because the purchase price is 80% of the calculated average market price prior to the closing, this implies a minimum market price of $0.25 in order for shares to be sold at any closing under the Purchase Agreement. For simplicity, the table below assumes that the market price will remain the same for each closing during the term of the Purchase Agreement.

	Assumed (Constant) Market Price for Common Stock at Monthly Closings(1)
	(Dollars/share)

	$0.25		$0.75		$1.25		$1.75		$2.50

Term of Agreement (months)	Shares (#)	% of Outstanding Class	Shares (#)	% of Outstanding Class	Shares (#)	% of Outstanding Class	Shares (#)	% of Outstanding Class	Shares (#)	% of Outstanding Class
6	22,465,161	17.3%	12,465,161	10.4%	10,465,161	8.9%	9,608,018	8.2%	8,965,161	7.7%
12	52,465,161	32.9%	22,465,161	17.3%	16,465,161	13.3%	13,893,732	11.5%	11,965,161	10.1%
18	82,465,161	43.5%	32,465,161	23.3%	22,465,161	17.3%	18,179,447	14.5%	14,965,161	12.3%
(1)
Gives effect to 2,656,184 shares of Common Stock issued to Seaside on February 20, 2009, 2,896,200 shares issued to Seaside on March 20, 2009, and 1,912,777 shares issued to Seaside on April 20, 2009, and assumes market prices as set forth in the table for all remaining closings.

        The pro forma effect of the issuance of our Common Stock to Seaside on our losses per share is not shown in the table above because its effect would be anti-dilutive. The closing sales price of our Common Stock on April 22, 2009 was $0.70 per share.

        On February 20, 2009, we sold Seaside 2,656,184 shares of Common Stock for a purchase price of $0.37648 per share (calculated based upon a volume weighted average market price of $0.4706 per share over a period of 5 days prior to the sale to Seaside). On March 20, 2009 we sold Seaside an additional 2,896,200 shares of Common Stock for a purchase price of $0.34528 per share (calculated based upon a volume weighted average market price of $0.4316 per share over a period of 5 days prior to the sale to Seaside). On April 20, 2009, we sold Seaside 1,912,777 shares of Common Stock for a purchase price of $0.5228 per share (calculated based upon a volume weighted average market price of $0.6535 per share over a period of 5 days prior to the sale to Seaside). The total dollar value of the Common Stock sold to Seaside through April 2009 (calculated using the closing market price on the dates of sale) was $3,411,135.

        The following tables illustrate the total potential profit (based on the difference between the discounted purchase price and the market value of shares at the time of the purchase) that Seaside could realize as a result of the transactions under the Purchase Agreement, assuming agreement terms of six, twelve and eighteen months and assuming purchases are made under the agreement each month. Seaside's actual profit, if any, will depend on any sales prices it ultimately realizes in the disposition of its shares. Given the fixed $1 million aggregate purchase price in each closing, the total market value and total discount resulting from sales to Seaside do not differ from month to month even if our share price changes, because as the closing purchase price goes up, the number of shares purchased goes down. Thus, when multiplied they yield the same product. To illustrate this point, below is an analysis of the discount earned by Seaside on the three transactions that have occurred in February, March, and April 2009:

Transaction date	Common Shares Sold	VWAP*	Shares Valued @ VWAP	Total Paid by Seaside	Discount
April 20, 2009	1,912,777	$0.653500	$1,250,000	$1,000,000	$250,000
March 20, 2009	2,896,200	$0.431600	1,250,000	1,000,000	250,000
February 20, 2009	2,656,184	$0.470600	1,250,000	1,000,000	250,000

    *  VWAP is the volume weighted average market price of our Common Stock over a period of five days prior to the transaction date. Note that if the VWAP is higher or lower than the stock closing price on the date of sale, the actual discount earned could be higher or lower than shown above.

        Since the price to Seaside is determined by discounting the VWAP by 20%, the total discount to Seaside will be as follows, as long as there is a closing in each month (without considering the impact of any difference between the stock closing price as of the date of sale and the VWAP, if any):

Term of Agreement (months)	Discount earned with each month's transaction	Total Discount Earned	Total Value at VWAP
6	$250,000	$1,500,000	$7,500,000
12	250,000	3,000,000	15,000,000
18	250,000	4,500,000	22,500,000

        The number of shares that we issue to Seaside each month at a scheduled closing will be based upon a discount to the volume weighted average trading price of our Common Stock for the five trading days prior to the closing. As a result, the lower our stock price is at or near the time of a closing, the more shares we will issue under the Purchase Agreement at that closing (subject to the floor of a $0.25 average trading price, corresponding to a $0.20 purchase price, below which we would not have a closing for that month). If Seaside sells some or all of the shares that it has purchased into the market, the price may fall as a result. This in turn may lead to Seaside receiving a greater number of shares in future closings, sales of which could further depress the stock price.

        We do not need, and are not seeking, stockholder approval to issue up to 21,295,288 shares of Common Stock under the Purchase Agreement. We have already committed to sell, and Seaside has committed to buy, in each case under the terms and conditions of the Purchase Agreement, shares of Common Stock up to that limit. We are asking stockholders to approve any issuance under the Purchase Agreement in excess of 21,295,288 shares, to the extent necessary under the Purchase Agreement. The share numbers in the table above are the aggregate amount that may be issued under the Purchase Agreement, assuming the illustrative constant share prices above. These numbers, therefore, include the initial 21,295,288 shares of Common Stock that we may issue without stockholder approval.

        Even if our shareholders approve Proposals 2 and 3, there may be circumstances in which the full amounts of the financing contemplated by the Purchase Agreement are unavailable to us. For example, if the market price of our common stock falls below $0.25 per share at the time of a planned closing under the Purchase Agreement, as calculated under that agreement, we would not sell any shares to Seaside during that month, and the sale would not later be made up. While this would avoid the dilution to our current stockholders that would be associated with a sale during that month, it also means that we would not receive the purchase price for that month. There are other conditions to closing, such as the continued accuracy of representations and warranties we make in the agreement, that may prevent a closing from occurring. In addition, we cannot guarantee that even if closing conditions are satisfied, funds will be available from Seaside. We may also decide not to exercise the options to extend the term of the Purchase Agreement by an additional six or twelve months. Any of these events may make it more difficult for us to meet the funding requirements to commercialize or technology and deploy our Smart Energy Matrix™ systems in accordance with our plans.

Amendment to Rights Agreement

        Pursuant to our Rights Agreement, we issued rights as a dividend on our Common Stock on October 7, 2002, which entitles each holder to purchase 1/100th of a share of newly issued preferred stock for $22.50 in the event that any person not approved by the Board of Directors acquires more than 15% of our outstanding Common Stock, or, in the event of an acquisition by another company, $22.50 worth of the common stock of the other company at half its market value. In each case the rights held by the acquiring person are not exercisable and become void. Effective February 18, 2009, in connection with entering into the Purchase Agreement, we entered into Amendment No. 4 (the Amendment) to the Rights Agreement with Computershare Trust Company, N.A., the Rights Agent under that agreement. Under this Amendment, Seaside will not be considered to have beneficial ownership of shares of our Common Stock that it may acquire (but has not yet acquired) under the Purchase Agreement, for purposes of determining whether Seaside is such an acquiring person under the Rights Agreement. Seaside would still be considered an acquiring person under the Rights Agreement if it obtains beneficial ownership at any one time in excess of 15% of our outstanding Common Stock, absent a further amendment of that agreement by our Board of Directors. If Seaside acquires such an ownership percentage on a shares outstanding basis, our Board of Directors would need to consider whether to make such an amendment at the time.

 Effect of Failure of Stockholders to Approve

        If our stockholders fail to approve the issuance of Common Stock under the Purchase Agreement for purposes of Proposal 3, we will still be able (and have committed) to sell shares of Common Stock under the Purchase Agreement, subject to the terms and conditions described above, so long as we do not issue more than 21,295,288 shares of our Common Stock under that agreement. Since we have not determined whether or not to exercise our option to extend the initial six-month term of the Purchase Agreement for one or both additional six-month periods, and since the number of shares we will issue in each month depends on the market price of our Common Stock at the time, we cannot predict when we will reach that limit, or if we will reach it at all. There are no penalties applicable to Beacon under the Purchase Agreement for failure of our stockholders to approve the issuance of Common Stock in excess of that amount. However, if our stockholders do not approve this proposal, we may not be able to meet the funding requirements to commercialize our technology and deploy our Smart Energy Matrix™ systems. There is no guarantee that we could find alternative financing sources on terms that our Board of Directors would consider acceptable.

Vote Required for Approval

        Approval of the issuance or potential issuance shares of our Common Stock to Seaside under the Purchase Agreement in excess of the amounts that would otherwise be permissible under Nasdaq Marketplace Rules 5635(b) and 5635(d) requires the affirmative vote of the majority of the shares of Common Stock cast on the proposal. For purposes of determining whether or not approval of this matter has been obtained, shares that have already been issued to Seaside under the Purchase Agreement on or prior to the record date will not be voted by Seaside. In addition, approval of this matter is conditioned upon our stockholders also approving the proposed increase to our authorized common stock under Proposal 2.

        OUR BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE ISSUANCE AND SALE TO SEASIDE OF SHARES OF COMMON STOCK UNDER THE PURCHASE AGREEMENT.

 PROPOSAL 4

RATIFICATION OF SELECTION OF AUDITORS

        We are submitting for ratification at the Annual Meeting the selection, by our Audit Committee, of Miller Wachman LLP as independent auditors to audit our books and accounts for the fiscal year ending December 31, 2009. Such ratification requires the affirmative vote of a majority of the shares entitled to vote thereon present in person or represented by proxy at the Annual Meeting when a quorum is present. Representatives of Miller Wachman will be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and will respond to appropriate questions of stockholders.

        Miller Wachman has advised us that neither it nor any of its members has any direct financial interest in Beacon as a promoter, underwriter, voting trustee, director, officer or employee.

Principal Accounting Fees and Services

        We have engaged Miller Wachman LLP ("Miller Wachman") as our independent registered public accounting firm since October 29, 2004.

        Principal accounting fees billed by Miller Wachman during 2008 and 2007 are as follows:

	2008	2007
Audit Fees	$151,705	$165,361
Audit-Related Fees	48,477	14,000
Tax Fees	21,501	17,708
All Other Fees	—	—

Total Fees	$221,683	$197,069

Audit Fees

        The aggregate audit fees billed by Miller Wachman for the fiscal year ended December 31, 2008 and 2007 were $151,705 and $165,361, respectively. These fees include amounts for the audit of our consolidated annual financial statements, audit of our internal controls and the reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q.

Audit-Related Fees

        Audit-related fees billed during 2008 and 2007 were $48,477 and $14,000, respectively. These fees included work related to consent letters and review of registration filings.

Tax Fees

        The aggregate fees billed by Miller Wachman for tax services rendered during the fiscal years ended December 31, 2008 and 2007, respectively, were $21,501 and $17,708, respectively. These fees were for the preparation and filing of the 2007 income tax return and developing estimated payments for 2008 income taxes.

All Other Fees

        There were no other fees paid to our auditors during 2008 or 2007.

 Audit Committee Pre-Approval Requirements

        The charter of our Audit Committee provides that it has the sole authority to review in advance and grant any pre-approvals of (i) all auditing services to be provided by the independent auditor, (ii) all significant non-audit services to be provided by the independent auditors as permitted by Section 10A of the Securities Exchange Act of 1934 and (iii) all fees and the terms of engagement with respect to such services. All audit and non-audit services performed by Miller Wachman during fiscal 2008 were pre-approved pursuant to the procedures outlined above.

Required Vote and Board of Directors Recommendation

        Approval of the ratification of the selection, by our Audit Committee, of Miller Wachman LLP as independent auditors to audit our books and accounts for the fiscal year ending December 31, 2009 requires the affirmative vote of the holders of a majority of the shares represented at the Annual Meeting. Proxies solicited by management for which no specific direction is included will be voted "FOR" the approval of the ratification of the selection of Miller Wachman LLP.

        OUR AUDIT COMMITTEE UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE RATIFICATION OF THE SELECTION OF MILLER WACHMAN LLP AS INDEPENDENT AUDITORS TO AUDIT OUR BOOKS AND ACCOUNTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

 OTHER MATTERS

        As of the date of this Proxy Statement, we do not know of any matters that will be brought before the Annual Meeting other than those specified in the Notice of Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the form of proxy, or their substitutes, will vote on such matters in accordance with their best judgment.

INCORPORATION BY REFERENCE

        Our Annual Report on Form 10-K filed on March 16, 2009, is incorporated by reference into, and should considered part of, this proxy statement.

ANNUAL REPORT AND OTHER SEC FILINGS

        Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K are available on our website at www.beaconpower.com. These and other SEC filings, including this proxy statement, are also available on the SEC website at www.sec.gov. A copy of these filings and any material incorporated by reference herein, may be obtained, at no cost, by writing to Corporate Secretary, Beacon Power Corporation, 65 Middlesex Road, Tyngsboro, MA 01879.

HOUSEHOLDING OF PROXY MATERIALS

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        This year, a number of brokers with account holders who are Beacon stockholders will be "householding" our proxy materials. A singly proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent.

If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your request to Beacon Power Corporation, Attention: Investor Relations, 65 Middlesex Road, Tyngsboro, MA 01879 or contact Investor Relations at (978) 661-2825. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

        Stockholders interested in submitting a proposal for inclusion in the proxy materials for the Annual Meeting of Stockholders in 2010 may do so by complying with SEC rules and our By-Laws. To be eligible for inclusion, stockholder proposals must be received by us on or before January 1, 2010. If you would like a copy of the requirements contained in our By-Laws, please contact James M. Spiezio, Secretary, Beacon Power Corporation, 65 Middlesex Road, Tyngsboro, MA 01879.

        If a stockholder of Beacon wishes to present a proposal before the 2010 Annual Meeting of Stockholders, but does not wish to have the proposal considered for inclusion in Beacon's proxy statement and proxy card, such stockholder must give written notice to the Secretary of Beacon at the address noted above. The Secretary must receive such notice no later than 90 days prior to the anniversary date of the release date of the proxy statement in connection with the preceding year's annual meeting, or January 31, 2010. If a stockholder fails to provide timely notice of a proposal to be presented at the 2010 Annual Meeting, the proxies designated by the Board of Directors of Beacon will have discretionary authority to vote on any such proposal.

By order of the Board of Directors, Beacon Power Corporation
F. William Capp President and Chief Executive Officer
Tyngsboro, Massachusetts May 1, 2009

Appendix A

Proposal 2—Amend our Sixth Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock

*****

Deleting the two references to "200,000,000 shares of common stock" in Article Fourth and replacing such phrases with "400,000,000 shares of common stock".

A-1

Appendix B

COMMON STOCK PURCHASE AGREEMENT

        This Common Stock Purchase Agreement (this "Agreement") is dated as of February 19, 2009, by and between Beacon Power Corporation, a Delaware corporation (the "Company"), and Seaside 88, LP, a Florida limited partnership (such investor, including its successors and assigns, "Seaside").

        WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to issue and sell to Seaside, and Seaside desires to purchase from the Company, up to $18,000,000 of shares of Common Stock on the Closing Dates;

        NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and Seaside agree as follows:

ARTICLE I.
DEFINITIONS

        1.1    Definitions.    In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings indicated in this Section 1.1:

          "Action" shall have the meaning ascribed to such term in Section 3.1(j).

          "Affiliate" means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 144.

          "Cap" shall have the meaning ascribed to such term in Section 2.2.

          "Closing" means the Initial Closing and each Subsequent Closing.

          "Closing Dates" means the Initial Closing Date and each Subsequent Closing Date.

          "Commission" means the Securities and Exchange Commission.

          "Common Stock" means the common stock of the Company, par value $0.01 per share, and any securities into which such common stock may hereafter be reclassified.

          "Common Stock Equivalents" means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

          "Company Counsel" means Edwards Angell Palmer & Dodge, LLP, or other counsel (including in-house counsel) reasonably acceptable to Seaside.

          "DTC" means the Depository Trust Company.

          "DWAC" means DTC's Deposit Withdrawal Agent Commission system.

          "Delay Period" shall have the meaning ascribed to such term in Section 2.6.

          "Disclosure Schedules" means the disclosure schedules of the Company delivered concurrently herewith as updated from time to time.

          "Evaluation Date" shall have the meaning ascribed to such term in Section 3.1(l).

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "First Extended Term" shall have the meaning ascribed to such term in Section 5.1.

          "GAAP" shall have the meaning ascribed to such term in Section 3.1(h).

          "Initial Closing" means the closing of the purchase and sale of the Common Stock pursuant to Section 2.1.

          "Initial Closing Date" means February 20, 2009 or such later date when all of the Transaction Documents have been executed and delivered by the applicable parties thereto, and all conditions precedent to (i) Seaside's obligations to purchase the Shares and (ii) the Company's obligations to deliver the Shares have been satisfied or waived.

          "Initial Term" shall have the meaning ascribed to such term in Section 5.1.

          "Liens" means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

          "Material Adverse Effect" shall have the meaning ascribed to such term in Section 3.1(b).

          "New Equity" shall have the meaning ascribed to such term in Section 4.7.

          "Per Share Purchase Price" shall be an amount equal to the daily volume weighted average of actual trading prices measured in hundredths of cents of the Common Stock of the Company on the Trading Market for the five consecutive trading days prior to a Closing Date multiplied by 80%.

          "Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

          "Proceeding" means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

          "Prospectus Supplement" means the supplement to the base prospectus contained in the Registration Statement to be filed in connection with the sale to Seaside, or the resale by Seaside, of the Shares.

          "Registration Statement" means the registration statement of the Company, Commission File No. 333-152140, as amended, covering the sale to Seaside, or the resale by Seaside, of the Shares.

          "Required Approvals" shall have the meaning ascribed to such term in Section 3.1(e).

          "Rule 144" means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

          "Seaside Party" shall have the meaning ascribed to such term in Section 4.5.

          "SEC Reports" shall have the meaning ascribed to such term in Section 3.1(h).

          "Second Extended Term" shall have the meaning ascribed to such term in Section 5.1.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Shares" means the shares of Common Stock issued or issuable to Seaside pursuant to this Agreement.

          "Short Sales" shall include, without limitation, all "short sales" as defined in Rule 200 of Regulation SHO of the Exchange Act, but does not include any reservation or location of borrowable shares.

          "Subsequent Closing" means each closing of the purchase and sale of the Common Stock pursuant to Section 2.2.

          "Subsequent Closing Date" means the 20th day of each month commencing with March 2009 (or, if such day is not a Trading Day, then the first day thereafter that is a Trading Day) during the term of this Agreement in accordance with Section 5.1 hereof, except that there shall be no Subsequent Closing Date during any Delay Period.

          "Subsidiary" shall have the meaning ascribed to such term in Section 3.1(a).

          "Trading Day" means a day on which the Common Stock is traded on a Trading Market.

          "Trading Market" means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the New York Stock Exchange, the NYSE Alternext Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the OTCBB.

          "Transaction Documents" means this Agreement and any other documents or agreements executed in connection with the transactions contemplated hereunder.

ARTICLE II.
PURCHASE AND SALE

        2.1    Initial Closing.    On the Initial Closing Date, Seaside shall purchase from the Company, and the Company shall issue and sell to Seaside, that number of Shares equal to $1,000,000 divided by the Per Share Purchase Price. Upon satisfaction or waiver of the conditions set forth in Sections 2.3, 2.4 and 2.5, the Initial Closing shall occur at the offices of White White & Van Etten PC, 55 Cambridge Parkway, Cambridge, MA 02142, or such other location as the parties shall mutually agree.

        2.2    Subsequent Closings.    On each Subsequent Closing Date, Seaside shall purchase from the Company, and the Company shall issue and sell to Seaside, that number of Shares equal to $1,000,000 divided by the Per Share Purchase Price; provided, however, that in no event shall the Company issue and sell more than 21,295,288 Shares without first obtaining stockholder approval of the issuance, or potential issuance, of such excess Shares (the "Cap"). In the event that the Per Share Purchase Price, as calculated with respect to any Subsequent Closing Date, is less than $0.20, then such Subsequent Closing will not occur that month, nor will the final Subsequent Closing Date be extended; in each such event, there will be one fewer Subsequent Closing pursuant to this Agreement and the aggregate value of Shares to be purchased hereunder shall be reduced by $1,000,000. Upon satisfaction or waiver of the conditions set forth in Sections 2.3, 2.4 and 2.5, each Subsequent Closing shall occur at the offices of White White & Van Etten PC, 55 Cambridge Parkway, Cambridge, MA 02142, or such other location as the parties shall mutually agree.

        2.3    Deliveries by the Company.    On each Closing Date, the Company shall deliver or cause to be delivered to Seaside the following:

          (a)   the number of Shares equal to $1,000,000 divided by the Per Share Purchase Price, registered in the name of Seaside, via the DTC DWAC system, as specified on the signature pages hereto;

          (b)   an officer's certificate of the Company's Chief Executive Officer or Chief Financial Officer, in form reasonably acceptable to Seaside, certifying the accuracy in all material respects (without giving effect to any limitation as to "materiality" or "knowledge" set forth therein) of the Company's representations and warranties made in this Agreement as of the Closing Date and the Company's performance of the covenants to be performed by it pursuant to this Agreement at or prior to the Closing; and

          (c)   a legal opinion of Company Counsel, in the form of Exhibit A attached hereto.

        2.4    Deliveries by Seaside.    On each Closing Date, Seaside shall deliver or cause to be delivered to the Company:

          (a)   $1,000,000 by wire transfer to the account as specified in writing by the Company less the amount due Seaside for reimbursement of its expenses as described in Section 5.2 hereof; and

          (b)   a certificate of the general partner of Seaside, in form reasonably acceptable to the Company, certifying the accuracy in all material respects (without giving effect to any limitation as to "materiality" or "knowledge" set forth therein) of Seaside's representations and warranties made in this Agreement as of the Closing Date and Seaside's performance of the covenants to be performed by it pursuant to this Agreement at or prior to the Closing.

        2.5    Closing Conditions.

          (a)   The obligations of the Company hereunder in connection with each Closing are subject to the following conditions being met:

              (i)  the accuracy in all material respects (without giving effect to any limitation as to "materiality" or "knowledge" set forth therein) when made and on the Closing Date of the representations and warranties of Seaside contained herein;

             (ii)  all obligations, covenants and agreements of Seaside required to be performed at or prior to the Closing Date shall have been performed;

            (iii)  the delivery by Seaside of the items set forth in Section 2.4 of this Agreement; and

            (iv)  with respect to any Subsequent Closing, to the extent that the purchase and sale of Shares hereunder would cause the Cap to be exceeded, then stockholder approval of the issuance of such excess Shares shall have been obtained.

          (b)   The respective obligations of Seaside hereunder in connection with each Closing are subject to the following conditions being met:

              (i)  the accuracy in all material respects (without giving effect to any limitation as to "materiality" or "knowledge" set forth therein) on the Closing Date of the representations and warranties of the Company contained herein;

             (ii)  all obligations, covenants and agreements of the Company required to be performed at or prior to the Closing Date shall have been performed;

            (iii)  the delivery by the Company of the items set forth in Section 2.3 of this Agreement;

            (iv)  there shall have been no Material Adverse Effect with respect to the Company since the date hereof, that has not been publicly announced by the Company at least six business days prior to such Closing;

             (v)  with respect to any Subsequent Closing, to the extent that the purchase and sale of Shares hereunder would cause the Cap to be exceeded, then stockholder approval of the issuance of such excess Shares shall have been obtained; and

            (vi)  from the date hereof to each Closing Date, trading in the Common Stock shall not have been suspended by the Commission and trading in securities generally as reported by Bloomberg Financial Markets shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on any Trading Market, nor shall a banking moratorium have been declared either by the United States or New York State authorities nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on liquidity in the Trading Market that in the reasonable judgment of Seaside, makes it impracticable or inadvisable to purchase the Shares at the Closing because the Shares cannot be resold as readily.

        2.6    Delay Periods.    No less than twenty (20) days before any Subsequent Closing, the Company may elect at its sole option to delay that and all other Subsequent Closings for a period (the "Delay Period") of up to six (6) months by giving notice of such Delay Period to Seaside and paying Seaside $100,000. The Company's rights to elect a Delay Period shall be limited to once in each of the Initial Term, the First Extended Term and the Second Extended Term.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

        3.1    Representations and Warranties of the Company.    Except as set forth under the corresponding section of the Disclosure Schedules, which Disclosure Schedules may be updated before any Closing and shall be deemed a part hereof, the Company hereby makes the representations and warranties set forth below to Seaside as of each Closing Date:

          (a)    Subsidiaries.    All of the direct and indirect subsidiaries of the Company are listed in the Company's most recent Annual Report on Form 10-K (each a "Subsidiary"). The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, and all the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities. If the Company has no subsidiaries, then references in the Transaction Documents to the Subsidiaries will be disregarded.

          (b)    Organization and Qualification.    The Company and each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation or default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the Company and the Subsidiaries taken as a whole, or (iii) a material adverse effect on the Company's ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a "Material Adverse Effect") and, to the knowledge of the Company, no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

          (c)    Authorization; Enforcement.    The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations thereunder. The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company and its stockholders, except for stockholder approval for the issuance of Shares in excess of the Cap, and no further action is required by the Company or its stockholders in connection therewith other than in connection with the Required Approvals. Each Transaction Document has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

          (d)    No Conflicts.    The execution, delivery and performance of the Transaction Documents by the Company, the issuance and sale of the Shares and the consummation by the Company of the other transactions contemplated thereby do not and will not (i) conflict with or violate any provision of the Company's or any Subsidiary's certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, violate or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary pursuant to, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

          (e)    Filings, Consents and Approvals.    The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, the Trading Market or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than (i) the filing of the Prospectus Supplement, (ii) any notice filings as are required to be made following each Closing Date under applicable federal and state securities laws or under applicable rules and regulations of the Trading Market and (iii) stockholder approval for the issuance of Shares in excess of the Cap (collectively, the "Required Approvals").

          (f)    Issuance of the Shares.    The Shares are duly authorized and, when issued and paid for in accordance with the Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents or applicable federal and state securities laws. The Company has reserved, or will reserve prior to the applicable Closing, from its duly authorized capital stock the maximum number of shares of Common Stock issuable pursuant to this Agreement. The issuance by the Company, or the resale by Seaside, of the Shares has been registered under the Securities Act and all of the Shares when delivered will be freely transferable and tradable on the Trading Market by Seaside without restriction (other than any restrictions arising solely from an act or omission of a Seaside). The Registration Statement is effective and available for the issuance or resale of the Shares thereunder and the Company has not received any notice that the Commission has issued or intends to issue a stop-order with respect to the Registration Statement or that the Commission otherwise has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, or intends or has threatened in writing to do so. The "Plan of Distribution" section under the Registration

  Statement as supplemented by the Prospectus Supplement permits the issuance and sale or resale of the Shares hereunder.

          (g)    Capitalization.    The capitalization of the Company is as set forth in the Disclosure Schedules. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as disclosed in the SEC Reports or Schedule 3.1(g), there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents. Except as disclosed in the SEC Reports or Schedule 3.1(g), the issue and sale of the Shares will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than Seaside) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities. All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable, have been issued in material compliance with all federal and state securities laws and requirements of the Trading Market, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. No further approval or authorization of any stockholder or the Board of Directors of the Company is required for the issuance and sale of the Shares, except for stockholder approval for the issuance of Shares in excess of the Cap. There are no stockholders agreements, voting agreements or other similar agreements with respect to the Company's capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company's stockholders.

          (h)    SEC Reports; Financial Statements.    The Company has filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it under the Securities Act and the Exchange Act (including all required exhibits thereto), including pursuant to Section 13(a) or 15(d) thereof, for the 12 months preceding the date hereof (or such shorter period as the Company was required by law to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the "SEC Reports") and any notices, reports or other filings pursuant to applicable requirements of the Trading Market on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved ("GAAP"), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.

          (i)    Material Changes.    Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in the SEC Reports, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, except as has been reasonably cured by the Company (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company's financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option and incentive plans. The Company does not have pending before the Commission any request for confidential treatment of information.

          (j)    Litigation.    Except as disclosed in the SEC Reports, there is no action, suit, notice of violation, or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an "Action") which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Shares or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any Subsidiary, nor, to the knowledge of the Company, any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been and, to the knowledge of the Company, there is not currently pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act and, to the Company's knowledge, no proceeding for such purpose is pending before or threatened by the Commission.

          (k)    Compliance.    Neither the Company nor any Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, could reasonably be expected to result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is in violation of any statute, rule or regulation of any governmental authority or the Trading Market, including without limitation all foreign, federal, state and local laws applicable to its business, except in each case as would not have a Material Adverse Effect.

          (l)    Sarbanes-Oxley; Internal Accounting Controls.    The Company is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 that are applicable to it as of the Closing Date. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including its Subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Company's most recently filed periodic report under the Exchange Act, as the case may be, is being prepared. The Company's certifying officers have evaluated the effectiveness of the Company's disclosure controls and procedures as of a date prior to the filing date of the most recently filed periodic report under the Exchange Act (such date, the "Evaluation Date"). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the Company's disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the Company's internal controls over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that have materially affected, or are reasonably likely to materially affect, the Company's internal controls over financial reporting.

          (m)    Listing and Maintenance Requirements.    The Company's Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration. The Company has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. The Company is, and immediately after the consummation of the transactions contemplated hereby will be, in compliance with all such listing and maintenance requirements.

          (n)    Application of Takeover Protections.    The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company's Certificate of Incorporation (or similar charter documents) that is or could become applicable to Seaside as a result of Seaside and the Company entering into this Agreement.

          (o)    Disclosure.    The Company confirms that, neither the Company nor any officer, director or employee of the Company acting on its behalf has provided Seaside or its agents or counsel with any information that constitutes or might constitute material, non-public information. The Company understands and confirms that Seaside will rely on the foregoing representations and covenants in effecting transactions in securities of the Company. All disclosure provided to Seaside regarding the Company, its business and the transactions contemplated hereby furnished by or on behalf of the Company with respect to the representations and warranties made herein are true and correct with respect to such representations and warranties and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company acknowledges and agrees that Seaside does not make and has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2 hereof.

          (p)    Effective Registration Statement.    The Registration Statement has been declared effective by the Commission and the Company knows of no reason why the Registration Statement will not continue to remain effective for the foreseeable future. The Company is eligible to use Form S-3 registration statements for the issuance of securities.

          (q)    Acknowledgment Regarding Seaside's Purchase of Shares.    The Company acknowledges and agrees that Seaside is acting solely in the capacity of an arm's length purchaser with respect to the Transaction Documents and the transactions contemplated hereby. The Company further acknowledges that Seaside is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any advice given by Seaside or any of its respective representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to Seaside's purchase of the Shares. The Company further represents to Seaside that the Company's decision to enter into this Agreement has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

          (r)    Approvals.    The issuance and listing on the Trading Market of the Shares requires no further approvals, including but not limited to, the approval of stockholders, except for stockholder approval for the issuance of Shares in excess of the Cap.

          (s)    Intellectual Property.    The Company possesses such right, title and interest in and to, patents, patent rights, trade secrets, inventions, know-how, trademarks, trade names, copyrights, service marks and other proprietary rights ("Intellectual Property") material to the conduct of the Company's business except Intellectual Property the failure to possess of which would not have a Material Adverse Effect. Except as disclosed in the SEC Reports, the Company has not received any notice of infringement, misappropriation of conflict from any third party as to such that has not been resolved or disposed of, which infringement, misappropriation or conflict would if adversely decided individually or in the aggregate have a Material Adverse Effect. To the Company's knowledge, it has not infringed, misappropriated, or otherwise conflicted with Intellectual Property of any third parties, which infringement, misappropriation of conflict would individually or in the aggregate have a Material Adverse Effect.

          (t)    Permits.    The Company has made all filings, applications and submissions required by, and possesses all approvals, licenses, certificates, certifications, clearances, consents, exemptions, marks, notifications, orders, permits and other authorizations issued by, the appropriate federal, state or foreign regulatory authorities necessary to own or lease its properties or to conduct its businesses (collectively, "Permits"), except for such Permits the failure of which to possess, obtain or make the same would not reasonably be expected to have a Material Adverse Effect; and the Company has not received any written notice of proceedings relating to the limitation, revocation, cancellation, suspension, modification or non-renewal of any such Permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect, and has no reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course.

        Seaside acknowledges and agrees that the Company does not make or has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 3.1.

        3.2    Representations and Warranties of Seaside.    Seaside hereby makes the representations and warranties set forth below to the Company as of each Closing Date:

          (a)    Organization; Authority.    Seaside is a limited partnership duly organized, validly existing and in good standing under the laws of the state of Florida, with full right, power and authority to own and use its properties and assets and to carry on its business as currently conducted and to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder or thereunder. The execution, delivery and performance by Seaside of the transactions contemplated by this Agreement and each other Transaction Document have been duly authorized by all necessary action on the part of Seaside and no such further action is required. Each Transaction Document to which it is a party has been

  (or upon delivery will have been) duly executed by Seaside, and, when delivered by Seaside in accordance with the terms thereof, will constitute the valid and legally binding obligation of Seaside, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

          (b)    Seaside Representation.    Seaside does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Shares. Seaside is not required to be registered as a broker-dealer under Section 15 of the Exchange Act or otherwise.

          (c)    Experience of Seaside.    Seaside, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment. Seaside is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment. Seaside is an "accredited investor" as that term is defined in Regulation D under the Securities Act.

          (d)    Short Sales.    Seaside has not directly or indirectly executed any Short Sales in the securities of the Company after the date of this Agreement.

          (e)    Ownership of Shares.    The purchase of Shares at a Subsequent Closing from the Company shall not cause Seaside's beneficial ownership of the Company's Common Stock, calculated in accordance with Rule 13d-3 promulgated by the Commission, to exceed 20%.

        The Company acknowledges and agrees that Seaside does not make or has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 3.2.

ARTICLE IV.
OTHER AGREEMENTS OF THE PARTIES

        4.1    No Transfer Restrictions.    Certificates evidencing the Shares shall not contain any legend restricting their transferability by Seaside unless there is an effective Registration Statement registering their resale by Seaside. The Company shall cause its counsel to issue a legal opinion to the Company's transfer agent if required by the Company's transfer agent to effect a transfer of any of the Shares; such opinion shall be provided by the Company's counsel at no expense to Seaside.

        4.2    Furnishing of Information.    As long as Seaside owns Shares, the Company covenants to use commercially reasonable best efforts to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act. As long as Seaside owns Shares that are "restricted securities" as that term is defined in Rule 144 that it has owned for less than one year in accordance with Rule 144(d), if the Company is not required to file reports pursuant to the Exchange Act, it will prepare and furnish to Seaside and make publicly available in accordance with Rule 144(c) such information as is required for Seaside to sell the Shares under Rule 144.

        4.3    Securities Laws Disclosure; Publicity.    The Company shall, by 9:00 a.m. Eastern time on the Trading Day following the date hereof file a Current Report on Form 8-K which attaches as exhibits all agreements relating to this transaction, in each case reasonably acceptable to Seaside, if Seaside is readily available to review such Form 8-K in a timely manner, disclosing the material terms of the transactions contemplated hereby.

        4.4    Non-Public Information.    The Company covenants and agrees that neither it nor any other Person acting on its behalf will provide Seaside or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto Seaside shall have executed a written agreement regarding the confidentiality and use of such information. The Company understands and confirms that Seaside shall be relying on the foregoing representations in effecting transactions in securities of the Company.

        4.5    Indemnification of Seaside.    Subject to the provisions of this Section 4.5, the Company will indemnify and hold Seaside, Seaside's Affiliates and their respective directors, officers, stockholders, partners, members, employees and agents (each, a "Seaside Party") harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys' fees and costs of investigation reasonably incurred in connection with defending or investigating any suit or action in respect thereof to which any Seaside Party may become a party under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, liabilities, obligations, claims, contingencies, damages, costs and expenses arise out of or are based on (a) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or the Prospectus Supplement, or (b) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that the Company will not be liable in any such case to the extent that any such liability, obligation, claim, contingency, damage, cost or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by and regarding Seaside expressly for inclusion therein. If any action shall be brought against any Seaside Party in respect of which indemnity may be sought pursuant to this Agreement, such Seaside Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing. Any Seaside Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Seaside Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Company and the position of such Seaside Party. The Company will not be liable to any Seaside Party under this Agreement (i) for any settlement by a Seaside Party effected without the Company's prior written consent; or (ii) to the extent, but only to the extent, that a loss, claim, damage or liability is attributable to any Seaside Party's breach of any of the representations, warranties, covenants or agreements made by Seaside in this Agreement or in the other Transaction Documents.

        4.6    Listing of Common Stock.    The Company hereby agrees to use best efforts to maintain the listing of the Common Stock on a Trading Market. The Company further agrees, if the Company applies to have the Common Stock traded on any other Trading Market, it will include in such application all of the Shares and will take such other action as is necessary to cause all of the Shares to be listed on such other Trading Market as promptly as possible. The Company will take all action reasonably necessary to continue the listing and trading of its Common Stock on a Trading Market and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the Trading Market.

        4.7    Right of First Offer.

          (a)   Subject to Section 4.7(b), from the date hereof until the earlier of: (i) one month after the last Subsequent Closing Date or (ii) the first date on which Seaside fails to perform its obligations under Sections 2.1 and 2.2, the Company shall not issue shares of Common Stock or preferred stock, nor shall it issue convertible debt, for cash without first offering Seaside, in the manner set forth herein, the right to purchase such Common Stock, preferred stock or convertible debt (collectively, "New Equity"). The company shall give notice to Seaside of any proposed issuance of New Equity for cash which notice shall state the maximum number of shares or debt to be offered and the price at which they are to be offered, which may be stated as a formula. Seaside shall have three (3) Trading Days from the date of such notice to notify the Company of its election to purchase all of the New Equity to be offered at the proposed price at which the New Equity is to be offered and, if it so elects, ten (10) days after the date of such election to purchase the New Equity. If Seaside either does not notify the Company of its election to purchase the New Equity at the offering price or does not purchase the New Equity in each case within the time period provided, then the Company may offer and issue and sell to any person the maximum New Equity set forth in the notice to Seaside (or fewer shares or debt) at the offering price set forth in the notice (or a higher price) for a period of 120 days after the date of the notice to Seaside.

          (b)   This Section 4.7 shall in no event apply to issuances of securities by the Company in connection with (i) a firm commitment underwritten public offering; (ii) entering into any business combination, joint venture, loan or other commercial agreement; or (iii) issuances to any officer, director or employee of the Company or any subsidiary of the Company.

        4.8    Approval of Subsequent Equity Sales.    The Company shall not issue shares of Common Stock or Common Stock Equivalents, if such issuance requires stockholder approval pursuant to applicable rules of the Trading Market, unless and until such stockholder approval is obtained.

        4.9    Short Sales.    Seaside covenants that neither it nor any Affiliates acting on its behalf or pursuant to any understanding with it will execute any Short Sales before the final Subsequent Closing contemplated hereby.

        4.10    Prospectus Supplement.    The Company will use its best efforts to file the Prospectus Supplement in accordance with the requirements of Rule 424 promulgated under the Securities Act on or before the Initial Closing Date or, in the event the Prospectus Supplement is being filed to add Seaside as a selling stockholder, on or before the Subsequent Closing at which restricted securities (as defined in Rule 144) are to be issued.

        4.11    Stockholder Approval.    The Company shall provide each stockholder entitled to vote at the next meeting of the stockholders of the Company a proxy statement, which has been previously reviewed by the Seaside and its counsel, soliciting each such stockholder's affirmative vote at such stockholder meeting for approval of the Company's issuance of all of the Shares as described in the Transaction Documents in accordance with applicable law and the rules and regulations of the Trading Market, and the Company shall use its reasonable best efforts to solicit its stockholders' approval of such issuance of the Securities and to cause the Board of Directors of the Company to recommend to the stockholders that they approve such proposal. Seaside agrees not to vote its Shares for or against approval of such proposal and shall certify to the company the number of Shares it owns as of the record date and that it did not vote such Shares on such proposal.

        4.12    No Trading.    Seaside agrees to abstain from selling any of the Shares during the five consecutive trading day period during which the Per Share Purchase Price is calculated prior to each Subsequent Closing.

ARTICLE V.
MISCELLANEOUS

        5.1    Term and Termination.

          (a)   Unless extended by the Company as set forth below, this Agreement shall terminate after the Initial Closing and five (5) Subsequent Closings (the "Initial Term").

          (b)   In exchange for the payment by the Company to Seaside of $100,000 at the Initial Closing, the Company shall have the right at its sole election to extend the term of this Agreement for an additional six (6) Subsequent Closings commencing in the calendar month next following the Initial Term (the "First Extended Term") by giving Seaside notice of its election no later than twenty (20) days before the end of the Initial Term. If the Company elects to extend this Agreement for the First Extended Term, then this Agreement shall terminate after the Initial Closing and eleven (11) Subsequent Closings, unless the Company elects to further extend its term as set forth below.

          (c)   The Company shall have the right at its sole election to extend the term of this Agreement for an additional six (6) Subsequent Closings commencing in the calendar month next following the First Extended Term (the "Second Extended Term") by giving Seaside notice of its election no later than twenty (20) days before the end of the First Extended Term and paying Seaside $50,000. If the Company elects to extend this Agreement for the Second Extended Term, then this Agreement shall terminate after the Initial Closing and seventeen (17) Subsequent Closings.

          (d)   Either party to this Agreement may terminate in the event of a default by the other of its obligations under Article II hereof. This Agreement may be terminated by Seaside by written notice to the Company, if the Initial Closing has not been consummated on or before February 25, 2009. No termination will affect the right of any party to sue for any breach by the other party (or parties).

        5.2    Fees and Expenses.    Except as otherwise set forth in this Agreement and as set forth in this Section 5.2 below, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all stamp and other taxes and duties levied in connection with the delivery of the Shares. Notwithstanding the foregoing, at the Initial Closing, the Company shall reimburse Seaside for the fees and expenses of its counsel, White White & Van Etten PC, in an amount equal to $18,000 and at each Subsequent Closing, the Company shall reimburse Seaside for the fees and expenses of its counsel, White White & Van Etten PC, in an amount equal to $9,000.

        5.3    Entire Agreement.    The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

        5.4    Notices.    Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 5:30 p.m. (Eastern time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (Eastern time) on any Trading Day, (c) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

        5.5    Amendments; Waivers.    No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and Seaside or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

        5.6    Headings.    The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

        5.7    Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of Seaside. Seaside may assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company.

        5.8    No Third-Party Beneficiaries.    This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.5.

        5.9    Governing Law.    All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. The parties hereby waive all rights to a trial by jury. If either party shall commence an action or proceeding to enforce any provisions of the Transaction Documents, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys' fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

        5.10    Survival.    The representations and warranties herein shall survive the Closings and delivery of the Shares.

        5.11    Execution.    This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile or email transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or email signature page were an original thereof.

        5.12    Severability.    If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

        5.13    Rescission and Withdrawal Right.    Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever Seaside exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then Seaside may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

        5.14    Replacement of Shares.    If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares.

        5.15    Remedies.    In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, Seaside and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of the obligations set forth herein and hereby agree to waive in any such action for specific performance of any such obligation the defense that a remedy at law would be adequate.

        5.16    Payment Set Aside.    To the extent that either party hereto makes a payment or payments to the other party hereto pursuant to any Transaction Document or enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the other party, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

        5.17    Construction.    The parties agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments hereto.

(Signature Pages Follow)

        IN WITNESS WHEREOF, the parties hereto have caused this Common Stock Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Beacon Power Corporation		Address for Notice:
By:	/s/ F. WILLIAM CAPP Name: William Capp Title: Chief Executive Officer	65 Middlesex Road Tyngsboro, MA 01879 Attention: Chief Executive Officer Fax: 978-694-9127
With a copy to (which shall not constitute notice):		Edwards Angell Palmer & Dodge, LLP 111 Huntington Avenue Boston, MA 02199-7613 Attention: Albert L. Sokol, Esq. Fax: 617-227-4420
Seaside 88, LP		Address for Notice:
By:	Seaside 88 Advisors, LLC
By:	/s/ WILLIAM J. RITGER Name: William J. Ritger Title: Manager	750 Ocean Royale Way Suite 805 North Palm Beach, FL 33408 Attention: William J. Ritger and Denis M. O'Donnell, M.D. Fax: 866-358-6721
With a copy to (which shall not constitute notice):		White White & Van Etten PC 55 Cambridge Parkway Cambridge, MA 02142 Attention: David A. White, Esq. Fax: 617-225-0205
DWAC Instructions for Common Stock:
DTC # - 0571 - Account number - G53-1348923

DISCLOSURE SCHEDULES
(as of February 19, 2009)

3.1(g)
Beacon's outstanding common stock and warrants and options are as follows:

Total Shares Outstanding	107,433,190
Less: Treasury	(421,692)

Shares Outstanding Less Treasury	107,011,498
Warrants Issued and Outstanding	41,048,484
Stock Options Issued and Outstanding	11,338,470
3.1(j)
A former director of the Company, Lisa Zappala, has been charged by the SEC in a civil injunctive action alleging securities fraud and other violations. The charges arise from certain transactions that occurred during her tenure as CFO of, Aspen Technology, Inc., during the time period from 1999 through 2002. The complaint alleges that Ms. Zappala caused Aspen to report inflated revenue in the company's publicly-filed financial statements and in press releases on at least six software transactions during fiscal years 1999 through 2002. The Complaint alleged that the three defendants caused Aspen to recognize revenue during the relevant period despite knowing that Aspen was prohibited from doing so under Generally Accepted Accounting Principles because contracts were not signed within the appropriate quarter and/or the earnings process was incomplete due to contingency arrangements which changed the terms of the customers' payment commitments under the contracts.

The Commission's action against Zappala remains pending. [SEC v. Lawrence B. Evans, David L. McQuillin, and Lisa W. Zappala, Civil Action No. 07-CV-10027-JLT (D. Mass)] (LR-20803)

Ms. Zappala was a director of Beacon Power from July 21, 2005 to June 25, 2007 annual meeting.

3.1(m)
The Company has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. Since November 4, 2008 our stock has traded below the minimum bid price of $1.

Nasdaq enacted a proposed rule change to temporarily suspend, through January 16, 2009, the application of the continued listing requirements related to bid price and market value of publicly held shares for listing on the Nasdaq Stock Market. On December 19, 2008 Nasdaq extended the suspension for another 4 month period. Enforcement of these rules is expected to continue on April 20, 2009.

<STOCK#> NNNNNNNNNNNN NNNNNNNNNNNNNNN 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 123456 C0123456789 12345 NNNNNNN 0 2 1 4 7 9 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNNNN C 1234567890 J N T C123456789 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01121C 1 U PX + Annual Meeting Proxy Card Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as your name appears hereon. When signing as administrator, attorney, executor, guardian or trustee, please give your full title. If the signer is a corporation or partnership, please sign a full corporate or partnership name by any authorized officer or person. If shares are held jointly, each joint owner should sign. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + B Non-Voting Items A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4. For Against Abstain 2. Approval of amendment to the Sixth Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock of our Company to 400,000,000 shares. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. Change of Address — Please print new address below. 01 - F. William Capp 04 - Virgil G. Rose 02 - Stephen P. Adik 05 - Jack P. Smith 03 - Daniel E. Kletter 06 - Edward A. Weihman 1. Election of Directors - Nominees: For Withhold For Withhold For Withhold 4. Ratification of the selection of Miller Wachman LLP as the Corporation’s independent auditors for 2009. For Against Abstain 3. Approval of the issuance and sale of shares representing more than 19.9% of our outstanding stock to Seaside 88, LP, for the purposes of complying with applicable Nasdaq rules. [1]IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 10, 2009. Vote by Internet • Log on to the Internet and go to www.investorvote.com/BCON • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 11, 2009 THE SHARES REPRESENTED HEREBY WILL BE VOTED AS DIRECTED BY THEIR STOCKHOLDER(S) The undersigned stockholder of Beacon Power Corporation (the “Corporation”) hereby appoints F. William Capp and James M. Spiezio (each a “Proxy Agent”), jointly and severally with full power of substitution to each as proxies for and on behalf of the undersigned, to attend the Annual Meeting of Stockholders of the Corporation to be held at Beacon’s corporate headquarters located at 65 Middlesex Road, Tyngsboro, Massachusetts 01879 on Thursday, June 11, 2009 at 1:00 p.m., or at any adjournments thereof, and to vote as directed below all stock of the Corporation which the undersigned would be entitled to vote if personally present. By acceptance, each Proxy Agent agrees that this Proxy will be voted in the manner directed by the stockholder giving this Proxy. If no direction is specified, the Proxy will be voted FOR the election of the nominees for Directors, FOR amendment to the Certificate of Incorporation for purposes of increasing the common stock authorized for issuance, FOR approval of the issuance and sale of shares to Seaside 88, LP for purposes of complying with Nasdaq Marketplace Rules and FOR the ratification of the selection of Miller Wachman LLP as independent auditors for the fiscal year ending December 31, 2009. Discretionary authority is hereby conferred as to all other matters which may properly come before the meeting or any adjournments thereof. This Proxy, if properly executed and delivered, will revoke all other Proxies. (Items to be voted appear on reverse side.) Proxy — Beacon Power Corporation IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

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TABLE OF CONTENTS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
PROXY STATEMENT
  Introduction
  Methods of Voting
  Solicitation of Proxies
  Voting Rights
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL 1 ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
  Executive Officers
  Director Independence
  Limitation of Liability and Indemnification
  Communication with Our Board of Directors
AUDIT COMMITTEE REPORT
DIRECTOR AND EXECUTIVE OFFICER COMPENSATION
  Compensation Discussion and Analysis
REPORT OF THE COMPENSATION COMMITTEE
  Summary Compensation Table
  Grants of Plan-Based Awards
  Outstanding Equity Awards at Fiscal Year-End
  Potential Payments Upon Termination or Change in Control
  Director Compensation
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL 2 AMENDMENT OF OUR SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
  Reasons for the Proposed Amendment
  Vote Required for Approval
  Effectiveness of Share Amendments
PROPOSAL 3 APPROVAL OF THE ISSUANCE OF COMMON STOCK UNDER THE SECURITIES PURCHASE AGREEMENT WITH SEASIDE 88, LP
  Background
  Reasons for Seeking Stockholder Approval
  Effect on Existing Stockholders
  Amendment to Rights Agreement
  Effect of Failure of Stockholders to Approve
PROPOSAL 4 RATIFICATION OF SELECTION OF AUDITORS
  Principal Accounting Fees and Services
  Audit Fees
  Audit-Related Fees
  Tax Fees
  All Other Fees
  Audit Committee Pre-Approval Requirements
  Required Vote and Board of Directors Recommendation
OTHER MATTERS
INCORPORATION BY REFERENCE
ANNUAL REPORT AND OTHER SEC FILINGS
HOUSEHOLDING OF PROXY MATERIALS
STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING
  Appendix A
  Appendix B
COMMON STOCK PURCHASE AGREEMENT
ARTICLE I. DEFINITIONS
ARTICLE II. PURCHASE AND SALE
ARTICLE III. REPRESENTATIONS AND WARRANTIES
ARTICLE IV. OTHER AGREEMENTS OF THE PARTIES
ARTICLE V. MISCELLANEOUS
DISCLOSURE SCHEDULES (as of February 19, 2009)